UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant       ☒
Filed by a Party other than the Registrant       ☐
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ZEBRA TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2014

Dear Stockholder:

Please join us for the Zebra Technologies Corporation 2014 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m., Central Time, on Thursday, May 15, 2014, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069.

At the annual meeting, stockholders will be asked to vote on each of the three proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the annual meeting and follow this letter.

Your vote on the matters to be considered at the annual meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial stockholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare Zebra the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Michael A. Smith	Anders Gustafsson
Chairman	Chief Executive Officer

Zebra Technologies Corporation

475 Half Day Road, Suite 500
Lincolnshire, Illinois 60069
(847) 634-6700

Notice of Annual Meeting of Stockholders
To be Held on May 15, 2014

To the Stockholders of Zebra Technologies Corporation:

The Annual Meeting of Stockholders of Zebra Technologies Corporation will be held at 10:30 a.m., Central Time, on Thursday, May 15, 2014, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069, for the following purposes:

(1)	To elect four directors, including one Class II Director with a term to expire in 2016 and three Class III Directors with terms to expire in 2017;

(2)	To hold an advisory vote to approve the compensation of our named executive officers;

(3)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2014; and

(4)	To conduct other business if properly presented.

     The proxy statement more fully describes the proposals. Only holders of record of common stock at the close of business on March 24, 2014, are entitled to vote at the meeting.

Jim Kaput
Corporate Secretary

Lincolnshire, Illinois
April 15, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15, 2014

Our proxy statement and 2013 Annual Report to Stockholders are available at: https://materials.proxyvote.com/989207

Table of Contents

Questions and Answers about the Annual Meeting and These Proxy Materials	1
Corporate Governance	5
Proposal 1 - Election of Directors	9
Board and Committees of the Board	13
Director Compensation	14
Compensation Committee Report	16
Executive Summary - Compensation Discussion and Analysis	16
Compensation Discussion and Analysis	19
Executive Compensation	32
Equity Compensation Plan Information	43
Compensation Committee Interlocks and Insider Participation	43
Proposal 2 - Advisory Vote to Approve Compensation of Named Executives	44
Report of the Audit Committee	44
Fees of Independent Auditors	45
Proposal 3 - Ratification of Appointment of Independent Auditors	46
Executive Officers	47
Ownership of Our Common Stock	49
Section 16(a) Beneficial Ownership Reporting Compliance	50
Stockholder Proposals and Other Business	50

Zebra Technologies Corporation

475 Half Day Road, Suite 500
Lincolnshire, Illinois 60069

Proxy Statement
Annual Meeting of Stockholders
May 15, 2014

We are providing you with these proxy materials in connection with the solicitation by Zebra’s Board of Directors of proxies for our 2014 Annual Meeting of Stockholders. We will hold the annual meeting at 10:30 a.m., Central Time, on Thursday, May 15, 2014, at our principal executive offices at 475 Half Day Road, Lincolnshire, Illinois 60069.

We mailed this proxy statement and proxy card to stockholders on or about April 15, 2014.

This proxy statement contains important information regarding our annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Zebra” or the “Company” refers to Zebra Technologies Corporation.

Questions and Answers about the Annual Meeting and These Proxy Materials

What matters will be voted on at the annual meeting?
The following matters will be voted on at the meeting:

  Proposal 1: To elect four directors, consisting of one Class II Director with a term to expire in 2016 and three Class III Directors with terms to expire in 2017;

  Proposal 2: To hold an advisory vote to approve the compensation of our named executive officers;

  Proposal 3: To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2014;

  Such other business if properly presented or any adjournment or postponement of the annual meeting.

How does the Board of Directors recommend that I vote?
Zebra’s Board recommends that you vote:

  FOR the election of the four directors nominated by our Board and named in this proxy statement, consisting of one Class II Director with a term to expire in 2016 and three Class III Directors with terms to expire in 2017;

  FOR the approval, on an advisory basis, of the compensation of our named executive officers;

  FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2014.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Because the deadlines for stockholder proposals and nominations have passed, we do not expect any items of business to be brought before the annual meeting other than the items described in this proxy statement.

Who is entitled to vote at the annual meeting?
Holders of our Class A common stock at the close of business on March 24, 2014, the record date, may vote at the meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares directly in your name as a stockholder of record, which includes shares for which you have certificates. If your shares are registered directly in your name, you are the holder of record of those shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting.

You may also own shares indirectly through a broker, bank or other holder of record. If you hold your shares indirectly, you hold the shares in “street name” and are a beneficial holder, and your broker, bank or other holder of record sent these proxy materials to you. As a beneficial holder, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

Do I have to do anything in advance if I plan to attend the annual meeting in person?
An individual who is a beneficial owner of Class A common stock must bring to the meeting a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the record date and are authorized to vote on behalf of the institution.

Do I have electronic access to the proxy materials and annual report?
For holders of record, we are pleased to offer the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access stockholder communications as soon as they are available without waiting for them to arrive in the mail. Holders of record can also reduce the number of documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive stockholder communications electronically in the future, please contact Computershare at 877-870-2368 or 201-680-6578. Enrollment is effective until canceled.

Beneficial holders should refer to the information provided by the broker, bank or other institution that is the holder of record for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most stockholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

How do I vote my shares?
Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

If you are a holder of record, you may vote your shares in any of the following ways:

  by telephone – You may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Time, on May 14, 2014. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

  over the Internet – You may vote your shares via the website http://www.proxyvote.com. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern Time, May 14, 2014. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

  by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

  in person at the annual meeting – If you choose not to vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date.

Can I revoke or change my vote after I submit my proxy?
If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary, (2) submit a later-dated proxy to our Corporate Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting. If you are a beneficial owner of shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?
If you are the holder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting.

If you are a beneficial owner of shares and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 2. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3. In the absence of instructions, shares subject to “broker non-votes” will not be counted as voted or as present or represented on the proposal.

What if I do not specify how my shares are to be voted?
Our Board has appointed Douglas A. Fox and Jim L. Kaput to serve as the proxy committee for the meeting. Mr. Fox is Vice President, Investor Relations and Treasurer of Zebra. Mr. Kaput is Senior Vice President, General Counsel and Corporate Secretary of Zebra. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate.

If you are a holder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

  FOR the election of the four directors nominated by our Board and named in this proxy statement, consisting of one Class II Director with a term to expire in 2016 and three Class III Directors with terms to expire in 2017;

  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

  FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2014 (Proposal 3);

  In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but do not have discretion to vote on non-routine matters such as Proposals 1 and 2. If you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 3 and any other routine matters properly presented for a vote at the meeting.

What constitutes a quorum, and why is a quorum required?
A quorum is necessary to hold a valid meeting of stockholders. If stockholders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by Zebra are not voted and do not count for quorum purposes. On March 24, 2014, we had 50,472,165 shares of Class A common stock outstanding, meaning that 25,236,083 shares of Class A common stock must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a proxy or vote at the meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the meeting may adjourn the meeting to a later date.

To assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting.

What is the effect of a broker non-vote?
Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting. Thus, a broker non-vote will not affect our ability to obtain a quorum. Broker non-votes will not have any effect on the outcome of any proposal to be voted on at the meeting.

What is the vote required for each proposal?
Nominees for director are elected by a plurality of the votes cast; however, each nominee who is elected by a plurality vote who does not receive a majority vote will have his or her resignation from the Board considered in accordance with Zebra’s Corporate Governance Guidelines. A “majority vote” means that the number of votes cast in favor of a nominee must exceed the number of votes withheld with respect to that nominee. In 2013, the Board amended Zebra’s Amended and Restated By-Laws and Corporate Governance Guidelines to implement a resignation process with respect to uncontested elections of directors if a nominee does not receive a majority vote for election to the Board. Prior to the mailing of Zebra’s proxy statement, each nominee for director submits a binding but contingent letter of resignation. A director who is then elected by a plurality vote but who does not receive a majority vote will have his or her resignation considered by the Nominating Committee in light of the best interests of Zebra and its stockholders. The Nominating Committee will make a recommendation to the Board concerning the acceptance or rejection of the resignation(s).

In any contested election, nominees for director will continue to be elected by a plurality of the votes cast without a contingent resignation to be considered by the Board conditioned on receipt of a majority vote. A “contested election” means an election of directors (i) for which the Corporate Secretary of Zebra has received a notice that a stockholder has nominated a person for election to the Board in compliance with Zebra’s Amended and Restated By-Laws and (ii) such nomination has not been withdrawn at least five days prior to the date Zebra first mails the notice of meeting to stockholders. Neither abstentions nor broker non-votes count as votes cast.

Broker
Discretionary
Proposal	Vote Required	Voting Allowed
Proposal 1 – Election of four Directors, consisting of one Class II Director with a term to expire in 2016 and three Class III Directors with terms to expire in 2017	Plurality of votes cast with resignation process if majority vote not achieved	No
Proposal 2 – Advisory vote to approve named executive officer compensation	Majority of the votes cast affirmatively or negatively	No
Proposal 3 – Ratify the appointment of Ernst & Young LLP as our independent auditors for 2014	Majority of the votes cast affirmatively or negatively	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The four nominees receiving the most FOR votes will be elected. A properly executed proxy that is marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than four nominees for director and stockholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, your abstention will not affect the vote on the proposal since the proposal requires approval of a majority of the votes cast affirmatively or negatively.

What happens if the annual meeting is adjourned or postponed?
Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained Alliance Advisors LLC to solicit proxies for a fee of $10,500 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Zebra personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the annual meeting?
Preliminary results will be announced at the meeting. Results also will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Corporate Governance

Corporate Governance Guidelines
Zebra’s primary objective is to maximize stockholder value over the long term. Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to stockholders. The Board reviews Zebra’s Corporate Governance Guidelines from time to time and modifies the Guidelines to reflect sound corporate governance policies and practices. Our Corporate Governance Guidelines are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Director Candidates and Diversity
The Nominating Committee of our Board of Directors is responsible for identifying individuals qualified to serve as directors, recommending candidates, and assisting the Board in discharging its responsibilities relating to the governance of Zebra.

Consideration of Board candidates typically involves a series of internal discussions, review of the qualifications of candidates, and interviews with selected candidates. The Committee may use the services of a search firm to identify director candidates. Board members or management may also suggest candidates for nomination to the Board. The Committee also considers candidates suggested by stockholders and individual self-nominations. The Committee does not evaluate proposed candidates differently based on the source of the proposed candidate. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to Zebra’s Corporate Secretary at: 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. The Committee did not receive any stockholder suggestions for director candidates to be considered for election to the Board at the 2014 annual meeting. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of Zebra must comply with our Amended and Restated By-Laws regarding stockholder proposals and nominations.

The Nominating Committee considers a diverse set of criteria when evaluating Board candidates. The Committee believes that Board candidates must exhibit certain minimum characteristics: sound judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members should be independent thinkers, articulate and intelligent, and have a commitment of time and attention to Zebra’s business. The Committee’s Charter also sets forth other criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries, global businesses or with technologies relevant to Zebra, accounting or financial reporting experience, meeting the independence standards for directors established by NASDAQ and the Securities and Exchange Commission, and race, gender, nationality and ethnicity of a candidate to support diversity. Finally, with respect to directors who may be nominated for re-election, the Committee may consider criteria such as whether the director represents stockholder interests in deliberations before the Board, demonstrates loyalty to Zebra, attends meetings regularly, keeps abreast of corporate and industry changes, prepares effectively for meetings with Board members and senior management, communicates effectively at Board and Committee meetings and with senior management, supports the deliberative process as a team member (e.g., courteous, respectful, constructive), challenges the Board and management to set and achieve goals, and/or possesses special characteristics that contribute to effectiveness as a Board member. Each year the Committee reviews the performance of current directors whose terms will expire at the upcoming annual meeting of stockholders, as well as the qualifications of any candidates for election to the Board.

Independence of Directors
Under our Corporate Governance Guidelines and NASDAQ listing rules, a majority of our directors must be independent. Under NASDAQ listing rules, a director does not qualify as independent unless the board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ listing rules also provide that a director is not independent if (1) the director has been employed by Zebra in the last three years; (2) the director or an immediate family member has received, during any 12-month period in the last three years, more than $120,000 in compensation from Zebra (other than director and committee fees and pensions or other forms of deferred compensation for prior service); (3) an immediate family member has been employed as an executive officer of Zebra in the last three years; (4) the director or an immediate family member is a partner, controlling stockholder, or an executive officer of an organization to which Zebra made, or from which Zebra received, payments for property or services in any of the years 2011, 2012 and 2013 that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year; (5) the director or an immediate family member is employed as an executive officer of another entity where at any time during the past three years any Zebra executive officer served (or serves) on the compensation committee of the other entity; or (6) the director or an immediate family member is a partner of Zebra’s independent auditor or the director or an immediate family member was a partner or employee of Zebra’s independent auditor who worked on Zebra’s audit in 2011, 2012 or 2013.

In February and March 2014, the Nominating Committee reviewed the independence of all directors and reported to the Board. The Board determined that each of Richard Keyser, Andrew Ludwick, Ross Manire, Frank Modruson, Dr. Robert J. Potter, Janice Roberts, and Michael Smith has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nominating Committee also determined that each director, except Anders Gustafsson, our Chief Executive Officer, and Gerhard Cless, our Executive Vice President, is independent under NASDAQ listing rules. The Board further determined that each member of the Audit Committee meets the independence requirements under NASDAQ listing rules and the rules of the Securities and Exchange Commission; each member of the Compensation Committee meets the independence requirements under NASDAQ listing rules, the non-employee director requirements of the rules of the Securities and Exchange Commission and the outside director requirements under the Internal Revenue Code; and each member of the Nominating Committee meets the independence requirements under NASDAQ listing rules.

Communications with the Board
A stockholder who would like to contact our Board may do so by writing to our Corporate Secretary at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069. Communications received in writing will be distributed to the appropriate members of the Board, depending on the content of the communication received.

Board Functions
One of the primary functions of a board of directors is to oversee senior management and the conduct of the business of the corporation, including holding the chief executive officer and senior management accountable for performance. Consequently, Zebra’s Board of Directors believes that a majority of the Board should be independent from management to provide an objective view and evaluation of management and business performance. A primary responsibility of Zebra’s Board is to select the Chief Executive Officer and, upon the recommendation of the CEO, to appoint other executive officers who report to the CEO. The Board also plans for succession to the position of CEO as well as certain other senior management positions. Other responsibilities of the Board include determining the compensation and benefits of the CEO, oversight of strategy and risk, approving material corporate policies and budgets, approving material investments, expenditures and transactions not in the ordinary course of business, ensuring the transparency of disclosures and financial controls, planning for and handling corporate crises, oversight of government and community relations, and setting an appropriate tone of integrity and compliance.

Board Leadership Structure
The independent members of a board may be led by an independent chairman of the board or, when the roles of the chairman and chief executive officer are combined, by an independent lead director. Michael Smith, who serves as Chairman, leads Zebra’s independent directors. Mr. Smith has served as a director since 1991 and as our Chairman since 2007, when CEO Anders Gustafsson joined Zebra. This structure allows Mr. Gustafsson to focus on the strategic, operational, and financial matters necessary to operate Zebra’s business. Mr. Smith provides an independent leadership that reflects his experience with Zebra and the operation and history of the Board. As Chairman, Mr. Smith presides at all meetings of stockholders and of the Board, including executive sessions of the whole Board and of the independent directors.

Committee Charters
Each of the three standing Committees of the Board periodically reviews the adequacy of its Charter, which sets forth the authority of the Committee and its duties and responsibilities. The Board reviewed and approved changes to the Charters of the Audit Committee, Compensation Committee and Nominating Committee in May 2013 to conform the charters to new NASDAQ requirements and retain consistency among the language of the Charters and administration of the Committees. A copy of each Committee Charter is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Access to Management and Advisers
Each director has access to Zebra’s management and advisers. The Board and its Committees have the right to consult and retain independent legal, financial, accounting and other advisers, as they determine necessary or appropriate to carry out their duties, at Zebra’s expense.

Executive Sessions and Chairman
The Board and its Committees regularly meet in executive session with and without directors who are also officers of Zebra, such as the CEO. Chairman Michael Smith chairs executive sessions of the Board. Mr. Smith is a non-executive independent director whose duties include advising the CEO of matters discussed in executive sessions, where appropriate, as well as approving Board agenda items.

Limitation of Service on other Boards; Director Education; Retirement and Term Limits
Zebra’s Corporate Governance Guidelines limit to four the number of other publicly traded for-profit boards on which a non-employee director may serve. Employee directors and executive officers are limited to service on the board of one for-profit entity other than Zebra, as approved by the Chairman. Zebra assists the Board by providing orientation for new directors and reimbursing the costs of continuing education programs. The Board does not endorse a mandatory retirement age, term limits, or automatic re-nomination to serve as a director. The Board believes that Board and Committee self-evaluation processes are the most effective means of determining whether a director should continue to serve as a director.

Director Compensation
The Compensation Committee periodically reviews the compensation of our directors. In 2011, 2012 and 2013 the Committee conducted peer group comparisons of director compensation. As a result of the 2012 review, the Committee approved and recommended to the Board for its approval, which the Board approved, changes in the compensation of non-employee directors. Those changes, which became effective as of January 1, 2013, are discussed under “Director Compensation” below.

Stock Ownership Guidelines
In 2010, the Board approved Stock Ownership Guidelines for the CEO, and the Compensation Committee approved Stock Ownership Guidelines for executive officers other than the CEO. The Board also increased the stock ownership guideline requirements for non-employee directors. The Guidelines became effective as of January 1, 2011, and participants have a five-year period to satisfy the applicable minimum stock ownership level. The minimum stock ownership levels for participants are listed below:

				Number of
Covered Participant		Multiple of Pay		Shares
Chief Executive Officer	Lower of	4x annual base salary	or	100,000
Executive Vice President	Lower of	3x annual base salary	or	30,000
Senior Vice President	Lower of	2x annual base salary	or	20,000
Vice President	Lower of	1x annual base salary	or	10,000
Non-Employee Directors	Lower of	5x annual board cash retainer	or	10,000

A cap does not exist on the maximum value or number of shares that can be held by a covered participant. Participants are required to retain a portion of the after-tax shares acquired upon exercise or vesting of an equity award until the minimum stock ownership level is satisfied. In February 2014, the Compensation Committee reviewed compliance with the Guidelines as of December 31, 2013, for all then incumbent directors and executive officers. Janice Roberts joined our Board as a non-employee director in September 2013. Except for Ms. Roberts, all of our non-employee directors and named executive officers satisfied the applicable stock ownership level as of December 31, 2013. Ms. Roberts is on track to satisfy the stock ownership level applicable to her within the five-year period. Each of Zebra’s remaining executive officers either satisfied or is on track to satisfy within the five-year period the applicable stock ownership level. Frank Modruson was elected to the Board as a non-employee director after the meeting of the Compensation Committee held to review our compliance with the Guidelines. Although Mr. Modruson does not satisfy the Guideline applicable to non-employee directors, he is on track to satisfy the stock ownership level applicable to him within the five-year period. A copy of the Stock Ownership Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Oversight of Risk Management
The goal of risk management is to provide reasonable assurance to our senior management and Board that a controllable risk will not have a material or significant adverse effect on Zebra. As set forth in our Corporate Governance Guidelines, the Board is responsible for the oversight of risk management. This responsibility is discharged primarily through the Audit Committee. The Audit Committee receives regular reports from a risk committee comprised of management employees regarding the identification and management of risk in our businesses. In addition, the Compensation Committee is responsible for the oversight of risk related to our compensation policies and practices. Both the Audit Committee and Compensation Committee give regular reports to the Board regarding their oversight roles and the directors regularly discuss significant risks facing Zebra. Management categorizes identified risks as environmental (such as economic environment, competitive landscape, and currency/foreign exchange rates), strategic (such as product research and development, brand positioning, marketing and pricing), operational (such as distribution and logistics, and sales), financial (such as tax, accounting, information technology, and liquidity) or legal and compliance (such as governance, international trade, anti-bribery, product compliance, international laws and regulations, and litigation) risk. Risks arising out of Zebra’s compensation policies and practices may, depending on the actions or behavior encouraged by a performance or similar goal, be categorized as a strategic, operational, financial, or legal and compliance risk. Identified risks that may be controlled are then assessed by management in terms of impact on Zebra, the likelihood of occurrence, and ultimately, Zebra’s level of risk exposure. Environmental risks, such as general economic conditions, are not directly controllable by management, but are evaluated against Zebra activities to manage Zebra’s exposure to these risks.

Management conducts an annual assessment of the risks arising out of Zebra’s compensation policies and practices. Management reviewed each significant element of compensation for the purpose of determining whether that element of compensation, including any related performance goals and targets, encourages identifiable risk-taking behavior and whether any identified risks could have a material adverse effect on Zebra. As part of this review management considers whether a compensation plan is designed to mitigate or cap risk, including features such as compensation caps under our Zebra Incentive Plan and the use of return on invested capital performance targets to reduce incentive plan compensation if invested capital is not realizing minimum rates of return approved by the Compensation Committee. Management reviewed base salaries, the 2013 Zebra Incentive Plan and equity awards granted under the 2011 Long-Term Incentive Plan. Based on this review, management then prepared a report and discussed its review and conclusions with the Compensation Committee. Management determined that our policies and practices are not reasonably likely to have a material adverse effect on Zebra.

Code of Business Conduct; Code of Ethics for Senior Financial Officers
Zebra has a Code of Business Conduct that applies to directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers that applies to our CEO, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Code of Ethics for Senior Financial Officers each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. During 2013, Zebra approved a revised Code of Business Conduct and reviewed the Code of Ethics for Senior Financial Officers. Copies of the Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Related-Party Transactions
Zebra has a written related-party transaction policy that may apply to any transaction, arrangement or relationship in which Zebra and any related person are parties. A related person includes our directors and executive officers, their immediate family members, entities in which a director, executive officer or immediate family member is a partner or has a 10% or more beneficial interest, and beneficial owners of more than 5% of our common stock and their immediate family members. Our General Counsel and Audit Committee administer Zebra’s policy, with the General Counsel first assessing whether a proposed transaction is subject to the policy. If the General Counsel determines that a proposed transaction is a related-party transaction, then the Chairman of the Audit Committee or the full Audit Committee will review the proposed transaction to determine if it should be approved. Under Zebra’s policy, all relevant available facts and circumstances are to be considered, including: (i) the benefits to Zebra; (ii) the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the related person’s interest in the transaction; (v) the terms of the transaction; and (vi) the terms available to unrelated third parties or to employees generally. There were no related-party transactions in 2013.

Compliance Reporting
Zebra maintains a compliance hotline and website for compliance reporting. The compliance hotline and website establish a confidential means for employees or other persons to communicate to management or the Board any concerns that they may have, including concerns regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the Code of Business Conduct. Our Chief Compliance Officer reports regularly to the Audit Committee on our Compliance and Ethics Program, including reporting on the communications received via the compliance hotline.

Proposal 1

Election of Directors

The Board of Directors currently consists of nine directors, seven of whom are independent under NASDAQ listing requirements, and two of whom are currently executive officers of Zebra. Each of the nominees for election as director currently serves as a director of Zebra.

Our Board of Directors is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class III Directors expire at the annual meeting, and three directors will be elected to serve for a three-year term expiring at the 2017 meeting and until their successors are elected and qualified. Our Nominating Committee has recommended, and our Board has approved, the nomination for election of Anders Gustafsson, Andrew Ludwick, and Janice Roberts to serve as Class III Directors.

In addition, in February 2014 the Board elected Frank Modruson to serve as a Class II Director with a term to expire at the 2016 annual meeting. At that time, our Nominating Committee recommended and the Board determined that it was in the best interests of Zebra to require Mr. Modruson to stand for election at the 2014 Annual Meeting, and following his re-election, to serve for the remaining term of Class II which expires at the 2016 meeting.

If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

The Board of Directors recommends a Vote “FOR” the election of Anders Gustafsson, Andrew Ludwick, Janice Roberts and Frank Modruson to serve as Directors of Zebra.

The following table sets forth information regarding the nominees for Class III Director, the nominee for Class II Director and the remaining directors. Included in this biographical information is information regarding certain of the experiences, qualifications, attributes, and skills that are relevant to each individual’s service as a director:

Name	Age	Position with Zebra	Director Since	Term Expires
Nominees
Class III Directors
Anders Gustafsson	53	Director and Chief Executive Officer	2007	2014
Andrew K. Ludwick	68	Director	2008	2014
Janice Roberts	58	Director	2013	2014

Class II Director
Frank Modruson	54	Director	2014	2016

Continuing Directors
Class I Directors
Richard L. Keyser	71	Director	2008	2015
Ross W. Manire	62	Director	2003	2015
Dr. Robert J. Potter	81	Director	2003	2015

Class II Directors
Gerhard Cless	74	Director and Executive Vice President	1969	2016
Michael A. Smith	59	Director and Chairman	1991	2016
____________________

Nominees for Class III Director
Anders Gustafsson became Zebra’s Chief Executive Officer and a director in 2007. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly-traded telecommunications company, from 2004 until 2007. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson also served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc. Mr. Gustafsson is a member of the Board of Directors of Dycom Industries Inc., company that provides construction and specialty services to the telecommunications industry. Mr. Gustafsson has an MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden, and an MBA degree from Harvard Business School.

Andrew K. Ludwick has been a director since 2008. Mr. Ludwick has extensive experience in technology and start-up businesses, including serving as Chief Executive Officer of Bay Networks, Inc., a multi-billion dollar communications networking company, from 1994 to 1996, and Founder, President and Chief Executive Officer of SynOptics Communications, Inc., a communications networking company, from 1985 to 1994. He has been a private investor since 1997. Mr. Ludwick holds a BA from Harvard College and an MBA from Harvard Business School. He has served since 2008 as a member and chairman of the Board of Directors of Rovi Corporation (f/k/a Macrovision Corporation), a provider of technologies for the protection, enhancement and distribution of businesses’ digital goods. He is a member of our Audit Committee. The Board and the Audit Committee benefit from Mr. Ludwick’s extensive experience as an entrepreneur, manager and investor in technology businesses. Mr. Ludwick’s operational background provides the experience necessary to help the Board fulfill its oversight duties with regard to Audit Committee responsibilities and also to advise the Board and management on technology matters.

Janice Roberts has been a director since 2013. Ms. Roberts is currently a Venture Advisor at Mayfield Fund, a global venture capital fund based in Silicon Valley. For more than 10 years she was a Managing Director at Mayfield Fund, where she invested in mobile, wireless, communications and consumer technology companies. Prior to joining Mayfield Fund, Ms. Roberts held various executive positions at 3Com Corporation (acquired by the Hewlett-Packard Corporation), including leading its global marketing and business development operations, as well as a number of the company’s new business initiatives, including its Palm Computing subsidiary and 3Com Ventures. Ms. Roberts currently serves on the Boards of ARM Holdings plc, and RealNetworks, Inc., where she is a member of both of their compensation committees. Additionally, she serves on the board of the Ronald McDonald House at Stanford, which is located in Palo Alto, CA, and as an advisor for Illuminate Ventures, a group dedicated to investing in companies that are inclusive of women entrepreneurs. Ms. Roberts has a B.A. degree in Economics from the University of Birmingham in Birmingham, United Kingdom. Ms. Roberts’ experience with technology companies, venture deals and her board work will prove important as Zebra expands its business into additional technological spheres, including the Internet of Things. Additionally, her experience with compensation committee work will aid the Board in its oversight of the compensation practices of Zebra.

Nominee for Class II Director
Frank Modruson has been a director since February 2014. From January 2003 to February 2014, Mr. Modruson served as the Chief Information Officer at Accenture, a world-wide leader in management consulting, information technology, systems integration, and business process outsourcing services. As CIO, he was responsible for the information technology strategy, applications and infrastructure supporting a global business of 281,000 employees. He also chaired Accenture’s Information Technology Steering Committee and was a member of the Accenture Operating Committee and Global Leadership Council. In 2010, Mr. Modruson was elected to CIO Magazine’s CIO Hall of Fame. In addition, InfoWorld named him to its list of Top 25 CTOs and ComputerWorld named him one of its Premier 100 CTOs. Prior to becoming CIO at Accenture, Mr. Modruson worked there as a Partner and Associate Partner for 15 years. Mr. Modruson currently serves on the board of Taleris, a private company and joint venture of GE Aviation and Accenture, which provides intelligent operations services for airlines and cargo carriers. He is also a volunteer firefighter and serves on the Board of the Directors of the Lyric Opera of Chicago. Mr. Modruson has a B.A. in Computer Science from Dickinson College and a Masters in Computer Science from Pennsylvania State University. Mr. Modruson is a member of our Audit Committee. His experience transforming IT into an asset for Accenture will assist Zebra as it looks to expand and move into new markets.

Continuing Directors
Gerhard Cless has devoted substantially his entire career to Zebra, a company which he co-founded in 1969. Mr. Cless is an engineer by training and has served as Executive Vice President of Zebra since 1998 and as a director since 1969. He served as Secretary of Zebra from its formation until 2005, and as Executive Vice President for Engineering and Technology of Zebra from 1995 to 1998, after having served as Senior Vice President of Engineering since 1969. Mr. Cless also served as Treasurer of Zebra from its formation until 1991. He has directed the development of numerous label printers based on various printing technologies and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer with Teletype Corporation’s printer division. Mr. Cless received an MSME degree from Maschinenbauschule Esslingen in Germany, and did graduate work at the Illinois Institute of Technology. The Cless Technology Center, Zebra’s product development and research facility, is named in honor of Mr. Cless.

Richard L. Keyser has been a director since 2008. Mr. Keyser spent much of his career at W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies. In 2010, Mr. Keyser was honored as the National Association of Corporate Directors (“NACD”) 2010 Public Company Director of the Year. The NACD’s award criteria include an unwavering commitment to integrity, confidence, informed judgment, and performance. Mr. Keyser served as Chairman Emeritus of Grainger from 2009 to 2010. Previously, he served as Grainger’s Chairman from 2008 to 2009, as Chairman and Chief Executive Officer from 1995 until 2008, and President and Chief Operating Officer from 1994 to 1995. Prior to joining Grainger in 1986, he held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School. Mr. Keyser is a member of the Board of Directors and Human Resources Committee of the Principal Financial Group, Inc., a financial services firm. Mr. Keyser served as a director of the Rohm & Haas Company, a manufacturer of specialty chemicals, until 2009. Mr. Keyser serves as a trustee of the Shedd Aquarium, a director of the North Shore University Health System, a trustee of the Field Museum, and Chairman of the National Merit Scholarship Corporation. Mr. Keyser is a member of our Compensation Committee. Since, Zebra primarily sells its products distributors and resellers, Mr. Keyser’s experience with these channels provides significant strategic and operational benefits to Zebra.

Ross W. Manire has been a director since 2003. He has served since 2002 as Chairman and Chief Executive Officer of ExteNet Systems, Inc., a wireless networking company Mr. Manire founded. Mr. Manire’s professional career includes serving as a partner in the Entrepreneurial Services Group at Ernst & Young, LLP, a leading accounting firm, from 1983 to 1989. Prior to joining ExteNet, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics, in 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics from 1991 to 1995, including Chief Financial Officer, Senior Vice President of Operations and Senior Vice President of the Network Systems Division prior to its merger with 3Com in 1997. From 1989 to 1991, Mr. Manire was a partner in Ridge Capital, a private investment company. Mr. Manire holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors and Finance and Audit Committees of The Andersons, Inc., a diversified business with interests in agribusiness, railcars and retailing. Mr. Manire is a member of our Audit and Nominating Committees. The Board and the Audit Committee benefit from his business, operational, accounting and financial knowledge and experience. For example, Mr. Manire’s experience with electronics contract manufacturing proved important as Zebra initiated and completed its project to outsource printer manufacturing. Mr. Manire’s financial and accounting experience facilitates the Board’s oversight of Zebra’s accounting, internal control and auditing functions and activities.

Dr. Robert J. Potter has been a director since 2003. Dr. Potter’s extensive business experience includes serving as an officer in, and consultant to, both industrial and service businesses. Since 1990, he has been President and Chief Executive Officer of R. J. Potter Company, a Dallas-area firm providing business and technical consulting. From 1987 to 1990, Dr. Potter was President and CEO of Datapoint Corporation, a leader in network-based data processing. Prior to Datapoint, Dr. Potter was Group Vice President of Nortel Networks, Senior Vice President of International Harvester, President of the Office Systems Division of Xerox and Research Manager of International Business Machines Corporation. He graduated Phi Beta Kappa from Lafayette College with a BS degree in physics and holds a Ph.D. in optics from the University of Rochester, having written the first dissertation on fiber optics in the USA. He is a fellow of the Optical Society of America and has written more than 50 articles for various scientific, technical and business publications, including the first description of optical character recognition in an encyclopedia. Dr. Potter is on the Board of Trustees of the Illinois Institute of Technology. He is Chair of our Compensation Committee.

Michael A. Smith has substantial knowledge of Zebra and its industry, including prior service as a director of a public company in the automatic identification sector. He has served as a director of Zebra since 1991 and as Chairman since 2007. The Board and the Committees on which Mr. Smith serves also benefit from Mr. Smith’s experience and skills in financial services as well as from his 25 years of industry experience. Since 2000, he has served as Chairman and Chief Executive Officer of FireVision LLC, a private investment company that he founded. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously, he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens; co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group; Managing Director, Corporate Finance Department, Bear, Stearns & Co.; and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin with a BA degree and received an MBA degree from the University of Chicago. Mr. Smith is a member of the Board of Directors of SRAM International Corp., a global designer, manufacturer and marketer of premium bicycle components. Mr. Smith is a managing member of Blue Star Lubrication Technology LLC and Blue Star Lubrication Technology Investors LLC, a provider of industrial lubricants and greases. Mr. Smith is the Chair of our Audit and Nominating Committees and a member of our Compensation Committee. Mr. Smith is also a Board Leadership Fellow of the National Association of Corporate Directors, having completed NACD’s comprehensive program of study for experienced corporate directors.

Board and Committees of the Board

Our business is managed under the direction of our Board, which is kept advised of Zebra’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the CEO and other officers.

During 2013, our Board met eight times. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2013. All directors except Janice Roberts and Frank Modruson attended the 2013 annual meeting of stockholders held in May 2013. Janice Roberts joined the Board and the Compensation Committee in September 2013. Frank Modruson joined our Board and the Audit Committee in February 2014 and is excluded from the table below. Our Board has three standing committees, each of which is composed entirely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating Committee.

The following table shows each Committee on which each director served, the Chair of each Committee and the number of meetings held by each Committee.

Independent Director	Nominating	Compensation	Audit
Richard L. Keyser		Member
Andrew K. Ludwick			Member
Ross W. Manire	Member		Member
Dr. Robert J. Potter		Chair
Janice Roberts		Member
Michael A. Smith	Chair	Member	Chair
Meetings in 2013	3	5	6

Audit Committee. The Audit Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that Mr. Manire is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations. In addition to the Board’s determination that each member of the Committee meets the independence requirements under NASDAQ and rules of the Securities and Exchange Commission, (1) each member of this Committee satisfies the NASDAQ requirements that no member have participated in the preparation of financial statements of Zebra or any current subsidiary of Zebra within the past three years and (2) Mr. Manire meets the financial sophistication requirement established by NASDAQ. This Committee assists the Board in fulfilling its oversight functions with respect to matters involving the financial reporting, independent and internal audit processes, disclosure controls and procedures and internal control over financial reporting, and matters such as related-party transactions and risk management. The Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, our independent auditor; reviewing and discussing with management and the independent auditor, Zebra’s annual and quarterly financial statements; and discussing policies with respect to risk assessment and risk management. The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors.

Compensation Committee. The Compensation Committee determines the total compensation philosophy relating to our CEO and other executive officers and determines Zebra’s peer group for compensation purposes. The Committee oversees overall compensation corporate governance, the administration of Zebra’s short-term and long-term compensation plans and determines (or with respect to the CEO recommends to the Board) the total compensation and terms of employment for executive officers, including salary, short-term incentive targets, long-term incentive targets, performance goals and performance targets for both cash and equity awards, and the timing, terms and number of equity awards. The Committee also oversees Zebra’s Stock Ownership Guidelines for the non-employee directors and executive officers. The Committee has delegated to the CEO the right to grant a limited number of equity awards to non-executive officers between regular meetings of the Committee. The Committee also oversees the performance management and talent management processes used by Zebra and recommends to the Board the compensation of non-employee directors.

Prior to July 1, 2013, the Committee used The Delves Group as its independent executive compensation consultant to provide competitive compensation data, analysis and guidance throughout the process of determining compensation for Zebra’s executive officers. Towers Watson acquired The Delves Group in 2013 and, since July 1, 2013, Towers Watson has served as the independent executive compensation consultant to the Committee, with Mr. Donald Delves continuing to serve as the principal consultant. The roles of The Delves Group and Towers Watson in determining executive compensation are further described below under “Director Compensation” and “Compensation Discussion and Analysis.” The Committee has the authority to engage outside legal counsel, tax and accounting, or other advisors.

Nominating Committee. The Nominating Committee identifies individuals qualified to be Board members, recommends director nominees, and assists our Board in discharging its responsibilities relating to corporate governance. For more information regarding the Nominating Committee, see “Corporate Governance.” The Committee has the authority to retain a search firm to identify director candidates and to engage outside legal counsel or other advisors.

Director Compensation

The Compensation Committee recommends to the Board the compensation of non-employee directors. When reviewing compensation, the Committee considers market data and historical practices. In 2012, the Committee engaged its independent compensation consultant, The Delves Group, to conduct a non-employee director compensation analysis. The Committee reviewed market data on both director compensation and financial performance of publicly-traded companies viewed as comparable to Zebra. The 22 peer companies used for non-employee director compensation were the same companies used when assessing executive officer compensation. The compensation information also consisted of data from the 2011-2012 National Association of Corporate Directors Director Compensation Report. The compensation data indicated that Zebra’s total board compensation was aligned with the 25th percentile of the peer group, with the cash retainer aligned with the median of the peer group, total cash compensation between the 25th percentile and the median, and equity compensation aligned with the 25th percentile. In addition, Zebra’s mix of cash and equity awards was aligned with the median mix of the peer group. The Committee also reviewed the compensation of members of our three standing committees of the Board, with the compensation data indicating that the compensation of the Chairman of the Audit Committee was aligned with the 25th percentile and the compensation of the Chairmen of the Compensation Committee and Nominating Committee was between the 25th percentile and the median. Audit Committee member compensation was aligned with the median, Compensation Committee member compensation was between the median and 75th percentile, and Nominating Committee member compensation was aligned with the 25th percentile.

As a result of this 2012 review, the Committee made recommendations regarding the non-employee director compensation and the Board approved the following compensation:

Annual Cash Retainer

Effective January 1, 2013, the annual cash retainer was increased from $50,000 to $60,000 for all non-employee directors, with Chairman Smith’s annual cash retainer increasing from $100,000 to $110,000.

Annual Equity Retainer

Effective with the May 2013 annual equity grant to non-employee directors, the target grant date fair value was increased from $100,000 to $150,000 and the mix of equity grants was changed to 100% in the form of fully-vested stock to replace the prior 50/50 split in the form of fully-vested stock and fully-vested stock appreciation rights.

Additional Cash Fees

The additional cash fee of $2,000 was maintained for each in-person Board meeting in excess of five in-person Board meetings per year and $1,000 for each telephonic Board meeting in excess of two telephonic Board meetings per year.

The Committee also made recommendations regarding the compensation for service on committees of the Board and the Board approved the following compensation:

Annual Cash Retainer for Committee Chair	Maintain at $15,000 for the Compensation Committee Chair. Maintain at $15,000 for the Audit Committee Chair. Maintain at $8,000 for the Nominating Committee Chair.
Annual Cash Retainer for Committee Members
  Maintain at $10,000 for each Compensation Committee member who is not serving as Chair.
  Maintain at $10,000 for each Audit Committee member who is not serving as Chair.
  Increase from $2,000 to $5,000 for each Nominating Committee member who is not serving as Chair.

Cash Fees for Additional Committee Meetings
  Maintain at $1,500 for the Chair and $1,000 for other committee members for each in-person committee meeting in excess of five in-person committee meetings per year with no additional fee for telephonic committee meetings.

Non-employee directors may participate in our non-qualified deferred compensation plan and our group medical and dental plans, and they are reimbursed for expenses incurred in attending Board and committee meetings. Neither Mr. Gustafsson nor Mr. Cless receives additional compensation for service as a director.

2013 Non-Employee Director Compensation
In May 2013, the Committee approved 2013 annual grants to the five directors then serving as non-employee directors with a targeted grant value of $150,000 in common stock, each fully vested upon grant. Each of these five non-employee director was granted 3,249 fully vested shares. The Board elected Ms. Roberts to the Board and appointed her to serve on the Compensation Committee in September 2013. The annual cash retainer fees and the stock award granted to Ms. Roberts in 2013 were prorated based on Ms. Roberts’ September election to the Board. The following table provides information regarding the compensation of our non-employee directors for 2013. Frank Modruson joined our Board in February 2014 and is excluded from these calculations.

	Fees Earned	Stock	All other
	or Paid	Awards ($)	Compensation	Total ($)
Name	in Cash ($)	(1)	($)
Richard L. Keyser	72,000	150,006	0	222,006
Andrew K. Ludwick	72,000	150,006	0	222,006
Ross W. Manire	77,000	150,006	0	227,006
Robert J. Potter	77,000	150,006	0	227,006
Janice Roberts	20,261	95,368	0	115,629
Michael A. Smith	145,000	150,006	0	295,006
      ____________________

(1)

On May 16, 2013, Messrs. Keyser, Ludwick, Manire, Potter and Smith were each granted an award of 3,249 shares of common stock. On November 7, 2013, Ms. Roberts was granted an award of 1,850 shares of common stock. All of the 2013 equity awards to directors were fully vested upon grant. The amounts in the table represent the aggregate grant date fair value for these awards computed in accordance with Financial Accounting Standards Codification 718, Compensation – Stock Compensation. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2013, for a discussion of assumptions made in calculating the grant date fair value of these awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Compensation Committee has recommended to Zebra’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee

Robert J. Potter, Chair
Richard L. Keyser
Janice Roberts
Michael A. Smith

Executive Summary - Compensation Discussion and Analysis

Our Compensation Discussion and Analysis focuses on Zebra’s total rewards philosophy, the role of the Compensation Committee (for purposes of the Compensation Discussion and Analysis section, the “Committee”), our total compensation components, market and peer group data, and the approach used by the Committee when determining elements of the compensation package of our executive officers, including base pay, annual incentive targets and achievement, long-term equity incentive targets and performance, benefits and employment agreements.

The following executive officers’ compensation is disclosed and discussed in this proxy statement (the “named executive officers”):

  Anders Gustafsson, Chief Executive Officer
  Michael C. Smiley, Chief Financial Officer

  Hugh K. Gagnier, Senior Vice President, Global Operations
  Jim L. Kaput, Senior Vice President, General Counsel and Corporate Secretary
  Michael H. Terzich, Senior Vice President, Global Sales and Marketing

Setting 2013 Compensation and Incentive Targets for Executive Officers
Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. An important aspect of our compensation philosophy and programs is to pay competitively and reward for company and individual performance. Base pay, annual incentive and long-term equity components are determined within a pay-for-performance approach, targeted at market median when target performance goals are achieved. Superior performance can result in above median pay when target financial or individual performance goals are exceeded.

In designing and implementing our total compensation program for 2013, we were primarily guided by market compensation data of a peer group of publicly-traded companies, and market compensation data provided by The Delves Group from three broad-based surveys. The peer group data included: revenue, net income, market capitalization, one- and three-year revenue growth, one- and three-year net income change, annual net profit margin, one- and three-year earnings per share change, return on equity, return on assets, return on invested capital (“ROIC”), and one-, three- and five-year total stockholder return (“TSR”) for each of the 22 peer group companies.

Zebra’s executive officers’ base salary compensation as of November 2012 ranged from 9% below to 35% above the consensus market median (i.e., average of the peer group and three broad-based surveys), and as a group was 4% above the consensus market median. Mr. Gustafsson’s base salary was 9% above market median. The market data for target annual cash incentive compensation indicated that our executive officers’ target annual cash incentive compensation as a percent of base salary as of November 2012 ranged from 7% below to 1% above median, and as a group was 5% below median. Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was right at market median. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2012 annual grant ranged from 20% below to 22% above market median, and as a group averaged 5% below median. Mr. Gustafsson’s target long-term incentive equity award from his 2012 annual grant was 2% below median.

Named Executive Officer Compensation
After reviewing market data, considering our total rewards philosophy, the recommendations of the CEO with respect to executive officer compensation, and additional corporate governance issues such as a pay for performance analysis, the Board or the Committee took the following actions in 2013:

  Determined that no increases would be made to executive officer base salaries in 2013, including the CEO’s base salary.
  Approved higher annual short-term incentive targets as a percentage of earned base salary for some executive officers in lieu of a base salary increase. The CEO’s incentive target was not increased and remained at 100% of earned base salary. The increase in annual incentive targets for the named executive officers ranged from 0 to 10 percentage points.
➢	Approved 2013 annual cash incentive award targets to be paid in March 2014 to each named executive officer based on achieving certain levels of adjusted operating income. The payout is based on achieving at least 75% of the 2013 adjusted operating income performance target, with no payout if performance is below the 75% threshold performance. Actual 2013 adjusted operating income was $171,800,000, representing 89.3% of the adjusted operating income performance target of $192,500,000, resulting in a payout percentage (before considering the ROIC modifier and individual performance) of 78.54%.
  Reduced the return on invested capital (“ROIC”) modifier for the 2013 annual cash incentive from the potential 20% increase for the 2012 annual cash incentive to a potential 10% increase for 2013 if the maximum 2013 ROIC performance target was met or exceeded.
➢	Actual 2013 ROIC was 27.4%, which exceeded the 23.00% maximum performance target and resulted in potential award amounts being increased by 10% (before considering individual performance).
  In order to increase the percentage of long-term equity awards in the form of performance-vested awards, the Committee approved performance-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ equity awards, time-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ equity awards, and time-vested stock appreciation rights that constituted 20% of the grant date fair value of the named executive officers’ equity awards.

  Approved 2013 long-term equity awards that were granted in May 2013, with the performance-vested restricted stock having a three-year performance period ending on December 31, 2015, and a payout based on achieving certain levels of (1) compounded annual growth rate of total net sales (“CAGR”) in 2015 over 2012 total net sales and (2) ROIC over the performance period ending December 31, 2015.
  Approved the vesting in May 2013 of the 2010 performance-vested restricted stock that had a three-year performance period ended December 31, 2012. These awards vested at 180% of the grant date target number of shares due to the achievement over the performance period of (1) a net sales CAGR (10.5%) that exceeded the 10.0% target for maximum payout established in 2010 and (2) an ROIC (29.4%) that exceeded the 14.0% target for maximum payout established in 2010.
  Reviewed our total rewards philosophy.
  Reviewed compliance with our stock ownership guidelines as of December 31, 2013, for non-employee directors and executive officers, which review showed that all directors and named executive officers exceeded or are on track to exceed the stock ownership goals applicable to them.
  Reviewed and approved changes to the Committee’s charter.

Stockholders Approve Compensation of Zebra’s Named Executive Officers (Say on Pay)
At Zebra’s 2013 annual meeting, we conducted a stockholder advisory vote regarding the 2012 compensation of executive officers as disclosed in the 2013 proxy statement. Zebra’s Board of Directors recommended stockholders approve the executive officers’ compensation. The proposal was approved by 94.6% of the votes cast for the proposal plus the votes cast against the proposal.

The Committee discussed the results and determined that no changes to compensation philosophy or strategy were required or should be considered as a result of the favorable stockholder vote. While the advisory vote was positive, our Board, Compensation Committee and executive officers regularly consider changes to our total rewards programs to align our strategy to Zebra’s business strategy and stockholder expectations. For example, in 2013, prior to the stockholder advisory vote on 2012 compensation, the Committee approved a change in the mix of long-term equity awards for vice presidents and above, including all executive officers, to reflect the more recent compensation practice of awarding more performance-based restricted stock or restricted stock units and fewer stock options and stock appreciation rights. This change resulted in 80% (instead of 67% as in 2012) of the target grant date fair value of executive officers’ 2013 equity awards being in the form of performance-vested restricted stock awards and time-vested restricted stock awards. As a result, the percentage of the 2013 equity awards in the form of time-vested stock appreciation rights was decreased from 33% in 2012 to 20% in 2013.

Annual Advisory Vote on Compensation of Named Executive Officers (Say on Frequency)
Zebra holds an annual stockholder advisory vote on the compensation of our named executive officers. The next stockholder advisory vote on the frequency of stockholder advisory votes on named executive officer compensation is anticipated to be held in 2017.

Independent Compensation Committee
Only independent directors served on the Compensation Committee during 2013. Dr. Potter is the Chair of the Compensation Committee, and Messrs. Keyser and Smith are members. In September 2013, Ms. Roberts joined the Committee. None of the Compensation Committee members has ever been an officer or employee of Zebra.

Compensation Discussion and Analysis

Our Total Rewards Philosophy
Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. Created with all employees in mind, our philosophy provides a holistic approach containing five inter-related dimensions that focus on the overall employment value proposition:

Total Rewards Component	Purpose of Component
Compensation

Base salary- to attract and retain employees by compensating them for the primary functions and responsibilities of the position.

Annual cash incentive awards- to attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.

Long-term equity awards- to attract, retain, motivate and reward top talent for the successful creation of stockholder value.

Benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.
Work-Life and Well-Being	To attract and retain employees by providing programs that actively support and facilitate employees to achieve success at work and home through good health and wellness for body and mind.
Performance and Recognition	To attract, retain, motivate and reward employees for achievements that meet and surpass expectations.
Development and Career	To attract, retain and motivate employees by providing a learning foundation that allows employees to take charge of their career in support of business requirements.

The objectives of Zebra’s total rewards approach are to:

  Increase stockholder value through long-term stock price growth.
  Maximize the financial performance of Zebra.
  Facilitate the delivery of the highest quality goods and services to our customers.
  Encourage our employees to take actions that balance short-term achievements with long-term success without excessive risk.
  Motivate behavior to attain Zebra’s objectives.
  Attract, retain and reward the highest performing employees who contribute to our success.

Role of Our Compensation Committee
The Committee is comprised entirely of independent directors and assists the Board with its responsibilities regarding the total compensation of our executive officers and non-employee directors by overseeing our compensation and benefit programs. The Committee fulfills its responsibility by:

  Reviewing our total rewards philosophy annually to ensure the components align with the objectives of our total rewards philosophy.

  Seeking the counsel of our management team and advisors, such as that of a compensation consultant, for input and guidance.

  Reviewing its charter annually to ensure its actions align with its responsibility delegated by the Board.

  Fulfilling its responsibilities identified in its charter using a sound corporate governance approach that balances an appropriate level of risk tolerance with a total rewards philosophy.

Change in Zebra’s Independent Compensation Consultants
Prior to July 1, 2013, the Compensation Committee had engaged The Delves Group for a number of years as its independent executive compensation consultant to provide competitive peer group and executive compensation data, analysis and guidance when (1) establishing a peer group for compensation purposes, (2) setting executive officer and non-employee director compensation, and (3) reviewing performance and determining payouts with respect to performance-based awards.

As of July 1, 2013, Towers Watson acquired the consultancy practice of The Delves Group. After reviewing a proposal by Towers Watson to serve as Zebra’s independent compensation consultants, including having the principal advisor at The Delves Group continuing in the role of principal advisor to the Committee, the Committee retained Towers Watson. The Committee has received a report from Towers Watson in which Towers Watson reported its conclusion that Towers Watson is an independent advisor to the Committee and that no conflict of interest exists with respect to the services of Towers Watson or the services rendered in 2013 of The Delves Group. In reaching this conclusion, Towers Watson reported that (1) it exclusively provides executive and director compensation consulting services to the Committee and did not provide any other services to Zebra in 2013, (2) the total amount of fees paid by Zebra to (a) The Delves Group for services prior to July 1, 2013 was less than 5% of the revenues of The Delves Group, and (b) Towers Watson for services on and after July 1, 2013 was less than 5% of the revenue of Towers Watson, (3) The Delves Group maintained and Towers Watson maintains policies and internal review procedures to identify and prevent conflicts of interest, (4) no employee of The Delves Group had, and no regular member of the Towers Watson executive compensation team serving Zebra has, a business or personal relationship with a member of the Committee that would create a conflict of interest, (5) no employee of The Delves Group owned, and no regular member of the Towers Watson executive compensation team serving Zebra owns, stock of Zebra, and (6) no employee of The Delves Group had, and no regular member of the Towers Watson executive compensation team serving Zebra has, a business or personal relationship with an executive officer of Zebra that would create a conflict of interest.

Our Compensation Approach
In designing and implementing our total compensation program for 2013, we were primarily guided by market compensation data of a peer group of publicly-traded companies which our Committee views as comparable to Zebra, as well as market compensation data provided by The Delves Group from three broad-based surveys. As detailed further below, the peer group companies were selected by the Committee as being within a reasonable range of similar revenue and market capitalization to Zebra, having a global business, having similar alignment with a variety of financial metrics, having a similar business model and products of a similar technical nature, and with a consideration of whether a potential peer also regards Zebra as a peer. The competitive compensation data is reviewed and utilized by the Committee when developing the design of our executive officer compensation program and setting executive compensation levels and targets.

Our Total Compensation Components
Our total compensation program includes four components: base salary, annual incentive, long-term equity incentive and employee benefits. Each component serves a particular purpose and, therefore, each is considered independent of the other components, although all four components combined provide a holistic total compensation approach within our overall total rewards philosophy in order to attract, retain, motivate, develop and reward our employees. For 2013, the Committee determined each executive officer’s compensation component levels by comparing each total compensation component to market data reflective of that compensation component. The Committee did not use a targeted pay mix to allocate total compensation among these components.

The base salary, annual incentive and long-term equity incentive components are determined within a pay-for-performance approach, targeted at market median when target performance goals are achieved, and can result in superior pay when target performance goals are exceeded and/or individual performance exceeds expectations. Actual cash compensation varies based upon the attainment of financial and individual performance goals, as well as each executive officer’s position, responsibilities and overall experience. The process by which individual performance goals are established and reviewed is described below under “Performance Management Process and Talent Management Review.” Employee benefits are designed with features that align with market median program offerings. The following table describes the purpose of each component and how that component is related to our pay-for-performance approach and budget:

Compensation		Compensation Component in Relation to
Component	Purpose of Compensation Component	Performance and Budget
Base salary	To attract and retain employees by compensating them for the primary functions and responsibilities of the position.

Any base salary increase an employee receives depends upon the employee’s individual performance, and the employee’s displayed skills and competencies, all established within the overall salary budget.

Annual cash incentive awards	To attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.

Financial and individual performance determines the actual amount of the employee’s annual cash incentive award. Award amounts are “self-funded” because they are included in Zebra’s financial performance results when determining actual financial performance.

Long-term equity awards	To attract, retain, motivate and reward top talent to increase stockholder value.

The employees’ past performance and future potential determines the amount of equity granted to them, established within an annual equity grant budget. Additionally, the collective performance of our employees to attain our financial goals is one of many factors influencing stock price growth resulting in wealth creation.

Employee benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.	Established within the overall employee benefit budget.

Performance Management Process and Talent Management Review
Our annual performance management process and the results of our annual talent management review are important aspects of the Committee’s determination of compensation component levels and targets for our executive officers. Individual performance criteria and an executive officer’s talent assessment consist of a combination of objective and subjective criteria. Individual performance goals were established for all executive officers in 2013 and final evaluations were conducted in early 2014 under our annual performance review process.

Performance Management Process for Individual Performance Goals: At the beginning of each year, Mr. Gustafsson meets with each executive officer and discusses the executive officer’s individual performance goals for the year. In general, individual performance goals for an executive officer are those strategic initiatives led by the executive officer. Mr. Gustafsson then presents each executive officer’s individual performance goals to the Committee for approval. The Board of Directors and Chairman Smith work with Mr. Gustafsson to establish Mr. Gustafsson’s individual performance goals for the year, though Mr. Gustafsson’s performance goals for the year are not given an incentive weight within our short-term or long-term compensation programs. After the year end, Mr. Gustafsson evaluates the attainment of each individual performance goal and the executive officer’s leadership and contributions in achieving the performance goal, and presents his assessment to the Committee for their review, including Mr. Gustafsson’s recommended “multiplier” for each executive officer. The multiplier is 1.0 if the executive officer has met expectations with respect to individual performance goals, and is a below 1.0 or above 1.0 to the extent the executive officer has not met, or has exceeded, individual performance goals as recommended by Mr. Gustafsson and approved by the Committee. The Board has an annual formal evaluation process led by Chairman Smith, through which it assesses the performance of Mr. Gustafsson, including determining the extent to which Mr. Gustafsson’s individual performance objectives are met. For 2013 performance, Chairman Smith and Mr. Manire communicated the results of the Board’s evaluation to Mr. Gustafsson. Mr. Gustafsson communicated to each executive officer the results of his evaluation and recommendations to the Committee, as well as the Committee’s discussion and decision as to the 2013 annual incentive award. The performance evaluations by Mr. Gustafsson may take into account other factors such as (1) performance of daily responsibilities; (2) particular or general contributions to the overall management of Zebra; and (3) display of behaviors against Zebra’s values.

Talent Management Review: After completing the annual performance evaluations, Mr. Gustafsson presents an overall talent management review to the Board, discussing the past performance and future potential of each executive officer and each of their direct reports, including a discussion of key skills, competencies, developmental opportunities and succession plans.

Establishing Our Peer Group
As part of the Committee’s annual review of the companies that comprise the peer group for executive compensation purposes, in July 2012 The Delves Group provided comparative financial and other information with respect to the then-current peer group, as well as four proposed additions to the peer group. Current and prospective members of Zebra’s peer group are evaluated along the following factors: annual revenues (0.5x to 2.0x Zebra), market capitalization (0.5x to 2.0x Zebra), global presence, similarity of alignment of financial metrics, similarity of business model, having products of a similar technical nature, whether a potential peer also regards Zebra as a peer, and whether ISS uses the company in the ISS constructed peer group.

The Committee reviewed the peer group membership and made four changes in membership among the 22 companies then within Zebra’s peer group. This newly revised peer group, which the Committee considered when making 2013 compensation decisions, is set forth in the table below, with the following four companies added: Dolby Laboratories, Inc. (revenue within 0.5x to 2.0x Zebra revenue, used in ISS peer group, operates in similar industry), Finisar Corp. (revenue within 0.5x to 2.0x Zebra revenue, market capitalization within 0.5x to 2.0x Zebra market capitalization, used in ISS peer group, operates in similar industry), KEMET Corp. (revenue within 0.5x to 2.0x Zebra revenue, used in ISS peer group, operates in similar industry), and Power-One, Inc. (revenue within 0.5x to 2.0x Zebra revenue, market capitalization within 0.5x to 2.0x Zebra market capitalization, used in ISS peer group, operates in similar industry). The following four companies were deleted from the peer group used in connection with 2012 compensation: Ariba, Inc. (acquired in 2012), Lexmark International, Inc. (revenue significantly exceeds 2.0x Zebra revenue), NCR Corp. (revenue significantly exceeds 2.0x Zebra revenue), and Powerwave Technologies, Inc. (sustained poor financial performance, including significant revenue loss and low market capitalization), being eliminated.

Zebra’s Peer Group
Arris Group, Inc.	FLIR Systems, Inc.	Power-One, Inc.
Brady Corp.	Intermec, Inc.	ScanSource, Inc.
Checkpoint Systems, Inc.	Itron, Inc.	Teradata Corp.
Ciena Corp.	KEMET Corp.	Teradyne, Inc.
Coherent, Inc.	KLA-Tencor Corp.	Trimble Navigation, Ltd.
Dolby Laboratories, Inc.	LAM Research Corp.	Waters Corp.
Electronics for Imaging, Inc.	Logitech International
Finisar Corp.	Polycom, Inc.

Peer Group Performance
In November 2012 The Delves Group provided comparative financial and stock market performance data about each peer group member, including:

  annual revenue (16 companies larger than Zebra);
  net income (6 companies larger than Zebra);
  current market value (7 companies larger than Zebra)
  one-year revenue percentage change (13 companies higher than Zebra);
  three-year revenue percentage change (19 companies higher than Zebra);
  one-year net income percentage change (3 companies higher than Zebra, not meaningful for 6 companies);
  three-year net income percentage change (9 companies higher than Zebra, not meaningful for Zebra and 13 companies);
  one- year earnings per share percentage change (3 companies higher than Zebra, not meaningful for 6 companies);
  three-year earnings per share percentage change (9 companies higher than Zebra, not meaningful for Zebra and 13 companies);
  return on equity (6 companies higher than Zebra);

  return on assets (5 companies higher than Zebra);
  ROIC (3 companies higher than Zebra);
  one-year total stockholder return as of September 30, 2012 (9 companies higher than Zebra);
  three-year total stockholder return as of September 30, 2012 (8 companies higher than Zebra);
  five-year total stockholder return as of September 30, 2012 (8 companies higher than Zebra); and
  price earnings ratio (10 companies higher than Zebra).

This information assists the Committee in assessing Zebra’s relative size and performance against all 22 peer group companies. This information offers a perspective on the appropriateness of the peer group membership for purposes of Zebra’s executive compensation and how well Zebra, and therefore its executive officers, are performing vis-a-vis peer group members.

Peer Group and Broad-Based Survey Executive Compensation Data
For 2013 compensation purposes, in November 2012 The Delves Group presented to the Committee compensation data regarding compensation of executive officers holding similar positions in our peer group and in technology and other industries. The compensation data sources used by The Delves Group consisted of compensation data from our peer group of 22 companies, a proprietary survey from The Delves Group (reflecting data from companies with annual revenues less than $3 billion), the Equilar Survey (reflecting data from U.S. technology companies with annual revenues between $500 million and $2.5 billion), and the Radford Executive Survey (reflecting data from high technology companies with annual revenues between $500 million and $2 billion).

From these sources, The Delves Group compiled market-based compensation data at the 25th percentile, median and 75th percentile levels for each of these four sources, as well as consensus (i.e., average) compensation data, for base salaries, annual cash incentive awards, long-term equity awards and total direct compensation (the sum of base salaries, annual cash incentive awards and long-term equity awards) for individual executive officer positions.

  Base Salary. The market compensation data indicated that our individual executive officers’ base salary compensation as of November 2012 ranged from 9% below to 35% above the consensus market median, and as a group was 4% above the consensus market median. The market data indicated that Mr. Gustafsson’s base salary was 9% above market median.

  Target Annual Cash Incentive Compensation. In addition to the percentile compensation data, The Delves Group also presented prevalence data regarding performance goals used by our peer group. The market data for target annual cash incentive compensation indicated that our individual executive officers’ target annual cash incentive compensation as a percent of base salary as of November 2012 ranged from 7% below to 1% above median, and as a group was 5% below median. In addition, the target annual cash incentive compensation in absolute dollar terms ranged from 17% below to 38% above market median. The market data indicated that Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was right at market median and his target annual cash incentive compensation in absolute dollar terms was 5% above median.

  Long-Term Incentive Equity Award. In addition to the percentile compensation data, The Delves Group presented equity pay mix and equity award-type prevalence data of our peer group, as well as current and three-year burn rates and overhang analyses. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2012 annual grant ranged from 20% below to 22% above market median, and as a group averaged 5% below median. Mr. Gustafsson’s target long-term incentive equity award from his 2012 annual grant was 2% below median.

Recommendations by CEO Regarding 2013 Compensation
In connection with establishing the compensation of executive officers (other than the CEO) for 2013, Mr. Gustafsson reviewed the competitive executive compensation data described above. Mr. Gustafsson also reviewed the historical compensation of each of the executive officers, including base salary, target and actual annual cash incentive awards, and the grant date fair value of prior equity awards granted to each executive officer. Mr. Gustafsson presented, and the Committee reviewed, Mr. Gustafsson’s compensation recommendations regarding each executive officer at the February 2013 meeting of the Committee.

  2013 Base Salary Recommendations by CEO. Each executive officer has a base salary which is established by the Committee (or, in the case of Mr. Gustafsson, the Board). For 2013, Mr. Gustafsson recommended that the base salaries of the executive officers only, including his own, remain unchanged from 2012. Mr. Gustafsson also recommended, as further described below, that the Committee consider approving increases (other than for Mr. Gustafsson) in the target annual cash incentive award of executive officers in lieu of a base salary increase. Mr. Gustafsson stated that keeping salaries at 2012 levels only for executive officers was the appropriate action to take in light of the expected challenging economic and budget environment in 2013 and that more emphasis on incentive pay would help drive growth. The Committee discussed Mr. Gustafsson’s recommendations and agreed not to increase the base salaries of the executive officers in 2013. Consistent with this approach, the Committee recommended to the Board that Mr. Gustafsson’s 2013 base salary also remain unchanged from 2012. The Board considered the Committee’s recommendation and also agreed not to increase Mr. Gustafsson’s base salary.

Our named executive officers’ base salaries, which remained unchanged since 2012, are included in the following table:

Named Executive
Officer	2012 Salary	2013 Salary	Percentage Increase	Effective Date
Anders Gustafsson	$800,000	$800,000	0.0%	3/25/2012
Michael C. Smiley	$381,600	$381,600	0.0%	3/25/2012
Hugh K. Gagnier	$373,500	$373,500	0.0%	3/25/2012
Jim L. Kaput	$323,000	$323,000	0.0%	3/25/2012
Michael H. Terzich	$338,000	$338,000	0.0%	3/25/2012

  2013 Target Annual Cash Incentive Award Recommendations by CEO: Each executive officer has a target annual cash incentive award, which is established by the Committee (or, in the case of Mr. Gustafsson, the Board) and set as a percentage of base salary. As noted above, Mr. Gustafsson recommended that the Committee consider approving increases (other than for Mr. Gustafsson) in the target annual cash incentive award of executive officers in lieu of base salary increases.

The Committee reviewed the market data, discussed each executive officer’s performance with Mr. Gustafsson and assessed each executive officer’s target annual incentive in terms of both a percentage of base salary and in absolute dollar amounts in comparison to the market data. As a result, the 2013 target annual and maximum incentive percentages for named executive officers were established as follows:

	2012 Target	2012 Maximum		2013 Maximum
Named Executive	Annual Cash	Annual Cash	2013 Target Annual	Annual Cash
Officer	Incentive	Incentive	Cash Incentive	Incentive
Anders Gustafsson	100%	200%	100%	200%
Michael C. Smiley	65%	130%	75%	150%
Hugh K. Gagnier	60%	120%	65%	130%
Jim L. Kaput	55%	110%	60%	120%
Michael H. Terzich	60%	120%	65%	130%

The target annual cash incentive awards for 2013 had the effect of moving each named executive officer’s target closer to the market median. The actual annual incentive awards that would be payable to each executive officer is calculated as a percentage of the officer’s eligible compensation defined as base salary earned during the calendar year.

Performance Goals under the 2013 Annual Cash Incentive Plan
The 2013 Zebra Incentive Plan (“ZIP”) provided for an annual cash incentive award based on the achievement of financial and individual performance goals during 2013. The ZIP contained an initial financial performance goal for executive officers, which was intended to qualify the ZIP awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. Qualified performance-based compensation is fully deductible by Zebra as compensation under the Internal Revenue Code. The initial financial performance goal was positive Zebra income from operations, which was applied before any additional financial or individual performance goals were applied. Under this goal, the ZIP award amount for the Chief Executive Officer could not exceed 1.5% of positive Zebra income from operations or exceed 0.5% of positive Zebra income from operations for each other executive officer.

Additional financial performance goals were established for the purpose of exercising negative discretion under the ZIP. For the 2013 ZIP, Zebra’s adjusted income from operations was established as a financial performance goal with specific performance targets to be met for threshold, target and maximum payouts. The threshold and maximum performance payout percentages were 50% and 200%, respectively. Achievement below the threshold would result in a 0% payout percentage. Achievement of adjusted income from operations performance levels, modified as described below by ROIC performance, was weighted 100% of each executive officer’s 2013 target annual cash incentive award. The initial amount earned, however, could be modified by the Board (for Mr. Gustafsson) or Committee (for all other executive officers) as a result of individual performance goal achievement.

The financial performance component of each executive officer’s 2013 annual cash incentive, including Mr. Gustafsson’s, was subject to an ROIC modifier. As shown below in a table, if the ROIC target range were achieved, the financial performance component would not be modified. If the ROIC target range were exceeded, the financial performance component would be increased by 10% (compared to an upside potential of 20% under the 2012 ZIP). If the ROIC target range were not achieved, the financial performance component would be reduced by 10% or 100% depending upon the level of achievement in relation to the target range (compared to 20%, 40% or 100% reductions under the 2012 ZIP). The ROIC modifier may not increase an incentive award beyond a maximum 200% award payment.

  Individual Performance Goals under the ZIP: As described above under “Performance Management Process and Talent Management Review,” each executive officer’s 2013 annual cash incentive award could be modified by the achievement of individual performance goals. These goals varied by executive officer as recommended by Mr. Gustafsson and approved by the Committee and, with respect to Mr. Gustafsson, as established by the Board. Mr. Gustafsson presents his performance assessment relative to individual performance goals and proposed incentive award recommendations to the Committee for their review and approval regarding goal attainment and approval of annual incentive award amounts.

  2013 Financial Performance Goals and Performance Targets: The 2013 financial performance goals and performance targets, as well as the threshold, target, maximum and actual results are reflected in the following three tables:

2013 Financial Performance Goals and Targets

Performance		2013 Performance	2013 Performance	2013 Performance
Goal	Definition	Threshold[2]	Target	Maximum
Adjusted Income from Operations	Income from operations for the applicable period, adjusted to remove non-recurring charges, as applicable.[1]	75% of adjusted operating income target ($144,400,000) Award is 50% of target incentive	100% of adjusted operating income target ($192,500,000) Award is 100% of target incentive	115% of adjusted operating income target ($221,400,000) Award is 200% of target incentive
Return on Invested Capital	Net Operating Profit After Tax (NOPAT) for 2013 divided by Invested Capital where (a) NOPAT = Income from Operations x (1- budgeted tax rate) and (b) Invested Capital = total assets minus cash and cash equivalents, current and long-term investments and marketable securities, and non-interest-bearing current liabilities, and which is calculated as the average Invested Capital reflected on five balance sheets (end of Q4 2012 and each of Q1-Q4 2013).	12.00-16.99% Award reduced by 10%	17.00% to 22.99% Award amount unchanged	Performance: At or above 23.00% Award increased by 10%
____________________

[1]	Non-recurring charges specifically include such expense items as (i) one-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as determined by the Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) integration expenses; (v) Board of Directors project activities (e.g., director searches); (vi) gains or losses on the sale of assets; (vii) acquired in-process technology; (viii) impairment charges; or (ix) changes in GAAP. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Income from Operations. Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance for the first quarter beginning at least six months after an acquisition closes.

[2]	Performance below 75% of adjusted operating income performance target (i.e., threshold performance) or performance below the 12.00% ROIC performance threshold results in a 0% payout. Performance between the stated performance levels is interpolated on a straight line basis.

2013 Financial Performance Goal Achievement and Payout Percentage before Considering Individual Performance

	Actual Performance
Performance Goal	Achievement	Payout Percentage
Adjusted Income from Operations	$171,800,000, or 89.3% of adjusted operating income performance target	78.54% of target incentive
Return on Invested Capital	27.4%	Award amounts increased by 10%

2013 Annual Cash Incentive Award by Named Executive Officer

				Actual Award
				As a Percent
				of Eligible	Actual
Named executive officers	Threshold[1]	Target	Maximum	Compensation	Award
Anders Gustafsson	50.0%	100%	200%	86.39%	$691,152
Michael C. Smiley	37.5%	75%	150%	64.80%	$247,260
Hugh K. Gagnier	32.5%	65%	130%	56.16%	$209,743
Jim L. Kaput	30.0%	60%	120%	54.43%	$175,803
Michael H. Terzich	32.5%	65%	130%	56.16%	$189,808
____________________

[1]	Performance less than threshold results in no payout.

The amount of each of the named executive officers’ actual incentive award under the 2013 ZIP depended upon the level of attainment of the operating income and ROIC financial performance goals and attainment of individual performance goals. For Messrs. Gustafsson, Smiley, Gagnier, Kaput, and Terzich, the incentive award amounts are calculated based on 2013 adjusted operating income performance of 89.3% of target, which resulted in a payout percentage of 78.54% of each named executive officer’s target incentive. Our 2013 ROIC performance of 27.4% exceeded the 23% maximum performance target and resulted in the financial component portion of each target incentive being increased by 10%. Mr. Gustafsson then assessed the individual performance of each executive officer, which included weighting strategic priorities and applying a discretionary modifier (either up or down not exceeding 5%) to determine the recommended incentive award for each executive officer. The Compensation Committee then reviewed and approved the actual incentive award payouts.

  2013 Long-Term Equity Incentive Award Recommendations by CEO: Each executive officer has a target annual long-term equity award, which is established by the Committee after receiving the recommendation of Mr. Gustafsson. The Board establishes Mr. Gustafsson’s target annual long-term equity award after hearing the recommendation of the Compensation Committee. The Committee believes it is important that all of our executive officers are incented to create stockholder value over a long-term investment horizon. With the assistance of The Delves Group, who provided market compensation data regarding the level and mix of equity awards, we shifted a few years ago from granting only stock options to granting time-vested stock appreciation rights (“SARs”), time-vested restricted stock and performance-vested restricted stock. Over the past few years we have adjusted the allocation of awards among the equity vehicles to improve alignment with Zebra’s stockholders and better reflect current compensation practices in order to attract, retain, motivate, develop and reward our employees.

  Utilizing the market median data information for the executive officers as a guide, Mr. Gustafsson recommended to the Committee long-term equity incentive awards with a specified value at grant date for each executive officer. With respect to the total value at grant date of Mr. Gustafsson’s equity awards in 2013, the Committee consulted with The Delves Group and considered factors similar to those considered when determining the values at grant date of equity awards for the other executive officers. The Committee recommended to the Board, and the Board approved, a 2013 equity award to Mr. Gustafsson having a total value at grant date equal to the value at grant date of his 2012 award of $2,500,000. The values at grant date of the 2013 awards were allocated 40% to performance-vested restricted stock, 40% to time-vested restricted stock and 20% to time-vested SARs for Mr. Gustafsson and the named executive officers. When calculating the number of performance-vested restricted shares and time-vested restricted shares, the actual number of shares is set by dividing the grant date fair value by the closing price of our common stock on the grant date, without a reduction for the restricted nature of the shares. For time-vested SARs, the actual number of SARs is set by dividing the grant date fair value by the binomial value of a SAR.

2013 Annual Equity Grants

		Target Number of	Number of
		Performance-	Time Vested-	Number of
Named executive	Grant Date	Vested Restricted	Restricted	Time-Vested
officers	Fair Value	Shares	Shares	SARs
Anders Gustafsson	$2,500,019	21,707	21,707	36,201
Michael C. Smiley	$725,013	6,295	6,295	10,499
Hugh K. Gagnier	$675,025	5,861	5,861	9,775
Jim L. Kaput	$550,057	4,776	4,776	7,965
Michael H. Terzich	$600,044	5,210	5,210	8,689

  Performance-Vested Restricted Stock. All 2013 performance-vested restricted stock grants have a performance goal, which is compound annual growth rate of total net sales, (“CAGR”) in 2015 over 2012 total net sales. The sales CAGR threshold (i.e., minimum) is set, with the goal of Zebra’s net sales growing faster than the markets for Zebra’s products and services, with the sales CAGR target being 2.5% higher than the sales CAGR minimum, and the sales CAGR maximum being 5% higher than the sales CAGR minimum. Achievement of an implied CAGR at the three-year target rate in any of 2013, 2014 or 2015 would result in the “banking” of one-third of the target number of shares for that year. At the end of the three-year performance period, the number of shares of restricted stock that are eligible to vest on May 3, 2016, (i.e., the third anniversary of the grant date) is based upon the greater of either the sum of the banked shares or the attainment of the target CAGR as set forth in the table below:

	Performance	Performance	Performance
Performance Goal	Threshold[1]	Target	Maximum
Compounded Annual Growth Rate of	50% of	100% of	150% of
Total Net Sales	shares vest	shares vest	shares vest
____________________

[1]	Performance between the stated performance levels is interpolated on a straight line basis.
  Return on Invested Capital Modifier for Performance-Vested Restricted Stock. If the number of the vested shares exceeds zero, then the number of shares will be subject to a ROIC modifier established in a series of ranges. If the ROIC target range is achieved, the number of shares will not be modified. If the ROIC target range is exceeded, the number of shares will be increased by 20%. If the ROIC target range is not achieved, the number of shares will be reduced by either 20% or 40% depending upon the level of achievement in relation to the target range. ROIC equals the average of the Annual Fiscal ROIC for 2013, 2014 and 2015. Annual Fiscal ROIC is defined as net operating profit after tax (“NOPAT”) for the fiscal period divided by Invested Capital as set forth under the table above entitled “2013 Financial Performance Goals and Targets.”

  The number of shares of performance-vested restricted shares that could vest for each of the named executive officers is as follows.

2013 Performance-Vested Restricted Shares Granted

	Fail to Meet	Attain
	Threshold	Threshold		Attain Maximum
Named executive	Sales CAGR	Sales CAGR	Attain Target Sales	Sales CAGR and
officers	and ROIC	and ROIC	CAGR and ROIC	ROIC
Anders Gustafsson	0	6,512	21,707	39,072
Michael C. Smiley	0	1,889	6,295	11,331
Hugh K. Gagnier	0	1,758	5,861	10,550
Jim L. Kaput	0	1,434	4,776	8,597
Michael H. Terzich	0	1,563	5,210	9,378

  Three-Year Vesting Period for Time-Vested Restricted Stock: To provide a significant long-term perspective and retention incentive, the Committee determined that the time-vested restricted stock awards for executive officers, including Mr. Gustafsson, would vest 100% on May 3, 2016, the third anniversary of the grant date.

  Base Price and Vesting Period of Time-Vested SARs: The actual base (or exercise) price of the SARs was set using the closing price of our common stock on the May 2, 2013, grant date. Consistent with recent annual equity grant award terms, the Committee determined that the SAR awards for executive officers, including Mr. Gustafsson, would vest 25% on the first four anniversaries of the grant date, or each May 3 beginning 2014, and would expire on May 2, 2023.

Performance-Vested Restricted Stock that Vested in 2013
On May 6, 2010, Zebra granted the named executive officers performance-vested restricted stock with a three-year performance period ending December 31, 2012. The 2010 performance-vested restricted stock grants vested on May 6, 2013, at 180% of target. The grants had a performance target of 7.5% compounded annual growth rate of total net sales (“CAGR”) in 2012 over 2009 total net sales of $738,500,000. The total net sales CAGR threshold (i.e., minimum) for the three-year performance period was 5.0%, and the total net sales CAGR maximum was 10.0%. Total net sales for 2012 were $996,200,000, resulting in a total net sales CAGR of 10.5% for the three-year period, which exceeded the maximum performance target. As a result of exceeding the maximum total net sales CAGR, the target number of shares granted in 2010 was increased by 50%. In addition, the maximum return on invested capital (“ROIC”) modifier (i.e., 14.0%) for the three-year performance period was exceeded (i.e., three-year average was 29.4%), resulting in a 20% increase in the number of shares vested pursuant to the total net sales CAGR. Although share price was not a performance goal under the grants, during the three-year period from the 2010 grant date until the vesting date on May 6, 2013, the stock price rose from $27.82 per share to $46.07 per share.

Set forth below is the number of shares of performance-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date. The number of shares granted in 2010 to Mr. Gustafsson was part of a special equity grant to Mr. Gustafsson intended to provide (1) a significant long-term incentive tied directly to achievement of Zebra’s strategic plan; (2) significant potential upside rewards for achieving the strategic plan and significantly increasing Zebra’s stock price; and (3) a retention effect. In 2010, the Board approved a multi-year strategic plan that was intended to drive significant sales growth through Zebra’s North America, Europe, Middle East and Africa, Asia Pacific, and Latin America Regions. The plan also included key product development goals, along with improved management of operating expenses. In addition, upon Mr. Gustafsson’s hire in September 2007, the Board granted Mr. Gustafsson performance-vested stock options with an exercise price of $36.80 per share. These two performance grants contained a total stockholder return (“TSR”) performance goal designed to result in a doubling of Zebra’s stock price over the five-year period ending September 2012. Twenty-five percent (25%) of the awards would vest if, during the five-year performance period, the TSR reached a minimum of 60% over forty-five consecutive trading-days, and the remaining 75% would vest based upon a TSR performance scale with full vesting if the TSR reached 100% over forty-five consecutive trading-days. The worldwide economic decline and financial crisis in 2008 and 2009 resulted in a significant decline in Zebra’s stock price to approximately half of the per-share grant price for these two performance-vested grants. During 2009, Zebra’s business began to recover and, by the end of 2009, Zebra’s stock price was $28.35, though it remained significantly below the September 2007 grant price of $36.80. In the Committee’s judgment the 2007 performance-vested stock grants to Mr. Gustafsson no longer served as effective incentives or as retention vehicles. As a result, the Committee determined to recommend the special equity grant to the Board.

The 2010 special equity grant, had a grant date fair value equal to $5,500,000, comprised of performance-vested restricted shares ($3,000,000), time-vested restricted stock ($1,250,000) vesting over five years instead of the usual three years, and time-vested SARs ($1,250,000) vesting over five years instead of the usual four years. As a result, approximately 78% of Mr. Gustafsson’s 2010 target compensation was in the form of long-term equity awards that the Committee believed promoted the attainment of Zebra’s strategic plan and aligned Mr. Gustafsson’s interests with those of Zebra’s stockholders.

Performance-Vested Restricted Stock that Vested in 2013

	Grant Date Fair
	Value of Award at	Target Number
Named executive	Time of Grant in	of Shares	Number of Shares	Value of Shares
officers	2010	Granted in 2010	Vested in 2013	Vested in 2013
Anders Gustafsson	$3,000,000	107,836	194,104	$8,942,371
Michael C. Smiley	$205,868	7,400	13,320	$613,652
Hugh K. Gagnier	$205,868	7,400	13,320	$613,652
Jim L. Kaput	$130,754	4,700	8,460	$389,752
Michael H. Terzich	$186,394	6,700	12,060	$555,604

Time-Vested Restricted Stock that Vested in 2013: In May 2010, the Board granted the named executive officers (except Mr. Gustafsson) time-vested restricted stock with three-year cliff vesting in May 2013. Mr. Gustafsson’s award of time-vested restricted was part of the special equity grant described above, of which 25% of the 2010 award vested in May 2013. During the three-year period from the May 6, 2010, grant date until the vesting date on May 6, 2013, the stock price rose from $27.82 per share to $46.07 per share. Set forth below is the number of shares of time-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date.

Time-Vested Restricted Stock that Vested in 2013

	Grant Date Fair
Named executive	Value of Award at	Number of Shares	Value of Shares
officers	Time of Grant	Vested	Vested
Anders Gustafsson	$312,502	11,233	$517,504
Michael C. Smiley	$153,010	5,500	$253,385
Hugh K. Gagnier	$153,010	5,500	$253,385
Jim L. Kaput	$97,370	3,500	$161,245
Michael H. Terzich	$139,100	5,000	$230,350

Employee Benefits Component: Our executive officers are also eligible to participate in various benefit programs offered generally to Zebra’s U.S. salaried employees, such as our health plans and group disability and life insurance plans. We provide a 401(k) plan to eligible employees with a match of 4% of eligible compensation, and also provide a non-qualified deferred compensation plan for highly compensated employees in which Zebra does not provide for company contributions. We generally do not provide other long-term compensation plans, supplemental executive retirement plans or a defined benefit pension plan. We have not historically provided any perquisites.

Zebra also provides a supplemental executive disability policy for executives to replace the difference between what the group disability policy provides and the 60% earnings replacement cap under the group policy. Zebra pays for the supplemental executive disability coverage and the covered executive is taxed on this benefit, which amount is then reimbursed to the executive.

Our Executive Officer Employment Agreements
Each executive officer has an employment agreement, addressing matters such as compensation (including base salary, annual cash incentive awards, long-term equity awards and employee benefit), termination of employment, non-competition and/or non-solicitation provisions. We believe that providing an employment agreement facilitates the attraction of high performing and high potential executive officers by providing them a minimum level of total compensation. We also believe the employment agreements provide a minimum level of assurance in the event of a termination of employment in connection with a change in control, for good reason by the executive officer, or by Zebra without cause, as defined in each executive officer’s employment agreement and summarized under Executive Compensation – Employment Agreements.

The various components of total compensation as reflected within the employment agreements are reviewed on an annual basis by the Committee as described within this Compensation Discussion and Analysis. All other provisions of the employment agreements are established at the onset of the employee being appointed as an executive officer and are reviewed and updated on an as needed basis.

Specific to the non-compete and/or non-solicitation provisions, we believe these provisions align with our desire to protect the company and the stockholders from negative actions that could be caused by an executive officer who joins a competitor and engages in activities that could result in competitive harm to Zebra or our customers.

We believe that the severance amounts as reflected under Potential Payments upon Termination of Employment are fair and reasonable in order to allow the executive officer to transition from Zebra with minimal disruption to our overall business and, in the event of a change in control, to help secure the continued employment and dedication of our executive officers, notwithstanding any concern they may have regarding their own employment.

Tax Effects
Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation paid to named executive officers (other than our chief financial officer) in excess of $1,000,000 cannot be deducted for federal income tax purposes unless such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by our stockholders. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable, while satisfying Zebra’s compensation policies and objectives. If in the judgment of our Committee the benefits to Zebra of a compensation program that does not satisfy the conditions of Section 162(m) outweigh the costs to Zebra of the failure to satisfy these conditions, the Committee may adopt such a program.

Executive Compensation

The following table summarizes the compensation earned during 2013, 2012 and 2011 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2013. We refer to these five executive officers as the named executive officers.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
Name and		Salary		Stock	Option/SAR	Compensation	Compensation
Principal Position	Year	($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	($)(3)	Total ($)
Anders Gustafsson	2013	800,000	0	2,000,083	499,936	691,152	33,597	4,024,768
Chief Executive Officer	2012	794,231	0	1,666,651	810,380	766,956	26,321	4,064,539
	2011	768,269	0	1,666,541	788,383	1,259,802	24,242	4,507,237
Michael C. Smiley	2013	381,600	0	580,021	144,991	247,260	6,559	1,360,431
Chief Financial Officer	2012	375,785	0	416,682	202,592	248,256	6,326	1,249,641
	2011	342,031	0	382,860	181,107	294,754	2,077	1,202,829
Hugh K. Gagnier	2013	373,500	0	540,033	134,993	209,743	1,451	1,259,719
Senior Vice President,	2012	370,565	0	416,682	202,592	225,712	5,403	1,220,954
Operations	2011	359,208	0	382,860	181,107	282,410	3,388	1,208,973
Jim L. Kaput	2013	323,000	0	440,060	109,997	175,803	600	1,049,460
Senior Vice President,	2012	319,635	0	316,682	153,973	187,040	600	977,930
General Counsel and	2011	307,673	0	306,288	144,888	216,310	600	975,759
Corporate Secretary
Michael H. Terzich	2013	338,000	0	480,049	119,996	189,808	3,855	1,131,708
Senior Vice President,	2012	335,308	0	383,323	186,381	204,240	2,472	1,111,724
Global Sales and	2011	325,038	0	353,678	167,317	253,907	2,492	1,102,432
Marketing
____________________

(1)	The amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation, of restricted stock and stock appreciation rights (“SAR”) granted in 2013, 2012 and 2011. The amounts included in this column include the grant date fair value of time-vested restricted stock and SARs, as well as performance-vested restricted stock, which is calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for the performance-vested restricted stock granted in 2013, the grant date fair value of all stock awards would be as follows: Mr. Gustafsson – $2,800,117; Mr. Smiley – $812,029; Mr. Gagnier $756,046; Mr. Kaput – $516,085; and Mr. Terzich – $672,068. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

(2)	The amounts in this column reflect the annual incentive compensation earned under Zebra’s annual incentive plan.

(3)	All other compensation for 2013 consists of 401(k) matching contributions (Mr. Gustafsson – $5,727; and Mr. Smiley – $2,387; life insurance premiums (Mr. Gustafsson - $600; Mr. Smiley - $600; Mr. Gagnier - $600; Mr. Kaput - $600; and Mr. Terzich - $600), a tax gross up in connection with income recognized for long-term disability premiums paid by Zebra (Mr. Gustafsson - $8,813; Mr. Smiley - $3,572; Mr. Gagnier - $851; Mr. Kaput - $0; and Mr. Terzich - $3,255), and for Mr. Gustafsson, $18,457 consisting of Zebra paid executive long-term disability insurance premiums.

GRANTS OF PLAN-BASED AWARDS IN 2013(1)

											Grant
									All Other		Date Fair
								All Other	Options	Exercise	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock	Awards,	or Base	Stock
		Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Awards:	Number of	Price of	and
								Number of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Stock(#)(4)	Options(#)(5)	($/Sh)(6)	($)(7)
Anders		400,000	800,000	1,600,000
Gustafsson
	5/3/13								36,201	46.07	499,936
	5/3/13							21,707			1,000,042
	5/3/13				6,512	21,707	39,072				1,000,042
Michael C.		143,100	286,200	572,400
Smiley
	5/3/13								10,499	46.07	144,991
	5/3/13							6,295			290,011
	5/3/13				1,889	6,295	11,331				290,011
Hugh K.		121,388	242,775	485,550
Gagnier
	5/3/13								9,775	46.07	134,993
	5/3/13							5,861			270,017
	5/3/13				1,758	5,861	10,550				270,017
Jim L.		96,900	193,800	387,600
Kaput
	5/3/13								7,965	46.07	109,997
	5/3/13							4,776			220,030
	5/3/13				1,434	4,776	8,597				220,030
Michael H.		109,850	219,700	439,400
Terzich
	5/3/13								8,689	46.07	119,996
	5/3/13							5,210			240,025
	5/3/13				1,563	5,210	9,378				240,025
____________________

(1)	See “Compensation Discussion and Analysis” for additional discussion of Zebra’s 2013 annual incentive plan and equity awards.

(2)

The amounts in this column represent potential earnings under the 2013 annual incentive plan. The threshold, target and maximum amounts are based on a percentage of incentive eligible compensation. The amount earned was subject to attaining levels of achievement of financial performance goals and, other than for the chief executive officer, individual performance goals as described in the “Compensation Discussion and Analysis.” If the threshold performance target is not met, the annual incentive award is $0. At threshold performance, 50% of the target incentive will be earned. At target performance, 100% of the target incentive will be earned. At maximum performance, 200% of the target incentive will be earned. As described in “Compensation Discussion and Analysis,” return on invested capital (“ROIC”) acted as a modifier of the amount earned under the performance goals; however, pursuant to the terms of the plan, the ROIC modifier cannot increase the financial performance component of the incentive award beyond a maximum 200% award payment for the financial performance component. The actual amounts earned in respect of 2013 are reported in the summary compensation table.

(3)

The target column represents the number of shares of performance-vested restricted stock granted on May 3, 2013. These awards vest 100% on May 3, 2016, subject to attaining levels of achievement of performance goals relating to (1) compounded annual growth rate (“CAGR”) of 2015 total net sales over 2012 total net sales and (2) ROIC over the three-year performance period ending December 31, 2015, with ROIC acting as a modifier of the number of shares vested under the total net sales goal. At the threshold CAGR, 50% of the target number of shares would vest. At the target CAGR, 100% of the target number of shares would vest. At the maximum CAGR, 150% of the target number of shares would vest. If the threshold CAGR is not achieved, 0% of the shares vest. In each case, the number of vested shares may be modified based on average ROIC during the three-year performance period. If ROIC is below the threshold, the number of vested shares, if any, will be reduced by 40%. If ROIC equals or exceeds threshold but is less than target ROIC, the number of vested shares, if any, will be reduced by 20%. If ROIC equals or exceeds target but is less than maximum ROIC, the number of vested shares, if any, will not be modified. If ROIC equals or exceeds maximum ROIC, the number of vested shares, if any, will be increased by 20%. The threshold column represents the number of shares that would vest if the threshold CAGR is attained, reduced by 40% if the threshold ROIC is not attained. The maximum column represents the number of shares that would vest if the maximum CAGR is attained, increased by 20% if the maximum ROIC is attained. Notwithstanding the foregoing description, up to one-third of the target number of shares may be earned (but not vested) as of December 31, 2013, 2014 and 2015 based upon the annual growth rate of total net sales for that year over the prior year total net sales (without regard to the ROIC for that year). To determine the number of restricted shares that will vest on May 3, 2016, the ROIC modifier for the three-year performance period will then be applied to the greater of (a) the sum of the earned shares for each year in the three-year performance period and (b) the number of shares that would vest based upon the CAGR achieved over the three-year performance period. Dividends are not paid on our common stock. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability prior to December 31, 2015, the vesting of these awards will accelerate at the target number of shares. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability on or after December 31, 2015 but before May 3, 2016 or by the officer for good reason or by Zebra other than for cause at any time during the three-year performance period, the vesting of these awards will be determined in accordance with the performance-based vesting goals. If Mr. Gustafsson’s employment is terminated by reason of death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the number of vested shares will be the target number of shares prorated based on days elapsed from May 3, 2013 to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). If an executive officer’s employment is terminated for any reason other than death, disability, by the officer for good reason or by Zebra other than for cause, the shares of restricted stock will be forfeited. For performance-vested restricted stock awards held by executive officers, if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock agreement is assumed or a provision is made for the continuation of the restricted stock agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the target number of shares of restricted stock will vest. If a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the target number of shares of restricted stock. The definitions of change in control, good reason and cause are summarized under “Employment Agreements” below.

(4)	Represents shares of time-vested restricted stock granted on May 3, 2013. These awards vest 100% on May 3, 2016. Dividends are not paid on our common stock. The vesting of these awards will be accelerated in full upon a termination of employment by reason of death, disability, resignation for good reason, or termination by Zebra without cause, except that for Mr. Gustafsson the number of vested shares would be prorated based on days elapsed from the grant date to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock award agreement is assumed or a provision is made for the continuation of the agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the restricted stock award agreement will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the shares of restricted stock.

(5)

Represents the number of shares underlying SAR awards granted on May 3, 2013. SARs become exercisable in 25% increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. For all awards held by executive officers other than Mr. Gustafsson, (i) upon termination of employment by reason of death or disability, the unvested portion will vest in full and the SAR will remain exercisable until the earlier of the expiration date or one year after the termination of employment; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or (a) 90 days after termination if terminated by Zebra and (b) 30 days if termination is voluntary. For Mr. Gustafsson, upon termination of employment (i) by reason of his death, disability, resignation for good reason, or termination by Zebra without cause, the SAR will vest pro rata based on the number of days from the grant date through and including the date of termination of employment, giving credit for any SARs vested prior to termination of employment, and the SAR will remain exercisable until the earlier of the expiration date or one year after his termination of employment due to death or disability or 90 days after his termination of employment by reason of resignation for good reason or termination by Zebra without cause; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or 30 days after his termination of employment. For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the SAR agreement is assumed or a provision is made for the continuation of the SAR agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the SAR will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the difference between the value of a share on the date of the transaction over the base price of the SAR.

(6)	The base price equals the closing market price of our common stock on the date of grant.

(7)	The amounts included in this column were determined in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation and, in the case of performance-vested restricted stock awards, are calculated based on the probable satisfaction of the performance conditions. Please see Note 16, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
	Option/SAR Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
			Equity					Equity	Market or
			Incentive					Incentive Plan	Payout
			Plan					Awards:	Value of
			Awards:					Number of	Unearned
	Number of	Number of	Number of					Unearned	Shares,
	Securities	Securities	Securities			Number of		Shares, Units	Units or
	Underlying	Underlying	Underlying			Shares or	Market Value of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Shares or Units	Rights That	Rights That
	Options/SARs	Options/SARs	Unearned	Exercise	Option	That Have	of Stock That	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Have Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)(2)
Anders Gustafsson (3)
9/4/2007	27,840	0		36.80	9/4/2017
4/24/2008	90,000	0		36.49	4/24/2018
5/7/2009	40,000	0		19.56	5/7/2019
5/6/2010	30,074	90,225		27.82	5/6/2020
5/6/2010						33,699	1,822,442
5/5/2011	27,242	27,242		41.57	5/5/2021
5/5/2011						20,045	1,084,034
5/5/2011 (4)								12,428	672,106
4/30/2012	15,572	46,717		38.79	4/30/2022
4/30/2012						21,483	1,161,801
4/30/2012 (5)								8,594	464,764
5/3/2013	0	36,201		46.07	5/3/2023
5/3/2013						21,707	1,173,915
5/3/2013 (6)								6,512	352,169
Michael C. Smiley (7)
5/1/2008	11,700	0		37.67	5/1/2018
5/7/2009	29,122	0		19.56	5/7/2019
5/6/2010	11,325	3,775		27.82	5/6/2020
5/5/2011	6,258	6,258		41.57	5/5/2021
5/5/2011						4,605	249,038
5/5/2011 (4)								2,856	154,452
4/30/2012	3,893	11,679		38.79	4/30/2022
4/30/2012						5,371	290,464
4/30/2012 (5)								2,149	116,218
5/3/2013	0	10,499		46.07	5/3/2023
5/3/2013						6,295	340,434
5/3/2013 (6)								1,889	102,157
Hugh K. Gagnier (8)
2/7/2005	9,686	0		51.62	2/7/2015
2/6/2006	4,960	0		43.35	2/6/2016
4/25/2007	9,334	0		41.25	4/25/2017
4/24/2008	14,480	0		36.49	4/24/2018
5/6/2010	11,325	3,775		27.82	5/6/2020
5/5/2011	6,258	6,258		41.57	5/5/2021
5/5/2011						4,605	249,038
5/5/2011 (4)								2,856	154,452
4/30/2012	3,893	11,679		38.79	4/30/2022
4/30/2012						5,371	290,464
4/30/2012 (5)								2,149	116,218
5/3/2013	0	9,775		46.07	5/3/2023
5/3/2013						5,861	316,963
5/3/2013 (6)								1,758	95,073

Jim L. Kaput (9)
5/6/2010	2,425	2,425	27.82	5/6/2020
5/5/2011	5,006	5,007	41.57	5/5/2021
5/5/2011					3,684	199,231
5/5/2011 (4)							2,285	123,573
4/30/2012	2,958	8,877	38.79	4/30/2022
4/30/2012					4,082	220,755
4/30/2012 (5)							1,633	88,313
5/3/2013	0	7,965	46.07	5/3/2023
5/3/2013					4,776	258,286
5/3/2013 (6)							1,434	77,551
Michael H. Terzich (10)
2/7/2005	9,686	0	51.62	2/7/2015
2/6/2006	5,767	0	43.35	2/6/2016
4/25/2007	10,667	0	41.25	4/25/2017
5/6/2010	0	3,450	27.82	5/6/2020
5/5/2011	5,781	5,782	41.57	5/5/2021
5/5/2011					4,254	230,056
5/5/2011 (4)							2,638	142,663
4/30/2012	3,581	10,745	38.79	4/30/2022
4/30/2012					4,941	267,209
4/30/2012 (5)							1,977	106,916
5/3/2013	0	8,689	46.07	5/3/2023
5/3/2013					5,210	281,757
5/3/2013 (6)							1,563	84,527
____________________

(1)	These restricted stock awards vest three years after the grant date, except that the May 6, 2010, grant to Mr. Gustafsson vests as to 11,233 shares on May 6, 2014 and 22,466 shares on May 6, 2015.

(2)	The market value is based on the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013.

(3)	The stock appreciation right (“SAR”) granted on May 6, 2010, will vest with respect to 30,075 rights on May 6, 2014, and 60,150 rights on May 6, 2015; the SAR granted on May 5, 2011, will vest with respect to 13,621 rights on each of May 5, 2014 and 2015; the SAR granted on April 30, 2012, will vest with respect to 15,572 rights on each of April 30, 2014 and 2015, and 15,573 rights on April 30, 2016; and the SAR granted on May 3, 2013 will vest with respect to 9,050 rights on each of May 3, 2014, 2015 and 2016, and 9,051 rights on May 3, 2017.

(4)	Represents the number of restricted shares that are expected to vest on May 5, 2014, based upon achievement of a 5.1% compounded annual growth rate (“CAGR”) of 2013 total net sales over 2010 total net sales and a maximum return on invested capital (“ROIC”) over the three-year performance period ended December 31, 2013.

(5)	Represents the number of restricted shares that are expected to vest on April 30, 2015, based upon expected achievement of a CAGR of 2014 total net sales over 2011 total net sales and expected achievement of ROIC over the three-year performance period ending December 31, 2014. The maximum number of restricted shares that may vest based upon the achievement of a maximum CAGR of 2014 total net sales over 2011 total net sales and a maximum ROIC over the three- year performance period is as follows: Mr. Gustafsson – 38,669 shares; Mr. Smiley – 9,667 shares; Mr. Gagnier 9,667 shares; Mr. Kaput – 7,347 shares; and Mr. Terzich – 8,893 shares.

(6)	Represents the number of restricted shares that would vest on May 3, 2016, based upon achievement of a threshold CAGR of 2015 total net sales over 2012 total net sales and an ROIC over the three-year performance period ending December 31, 2015, that does not meet a threshold ROIC. The maximum number of restricted shares that may vest based upon the achievement of a maximum CAGR of 2015 total net sales over 2012 total net sales and a maximum ROIC over the three- year performance period is as follows: Mr. Gustafsson – 39,072 shares; Mr. Smiley – 11,331 shares; Mr. Gagnier 10,550 shares; Mr. Kaput – 8,597 shares; and Mr. Terzich – 9,378 shares. See “Grants of Plan-Based Awards in 2013” table and footnote 3 to that table for a more detailed description of these awards.

(7)	The SAR granted on May 6, 2010, will vest with respect to 3,775 rights on May 6, 2014; the SAR granted on May 5, 2011, will vest with respect to 3,129 rights on each of May 5, 2014 and 2015; the SAR granted on April 30, 2012, will vest with respect to 3,893 rights on each of April 30, 2014, 2015 and 2016; and the SAR granted on May 3, 2013, will vest with respect to 2,624 rights on May 3, 2014, and 2,625 rights on each of May 3, 2015, 2016 and 2017.

(8)	The SAR granted on May 6, 2010, will vest with respect to 3,775 rights on May 6, 2014; the SAR granted on May 5, 2011, will vest with respect to 3,129 rights on each of May 5, 2014 and 2015; and the SAR granted on April 30, 2012, will vest with respect to 3,893 rights on each of April 30, 2014, 2015 and 2016; and the SAR granted on May 3, 2013, will vest with respect to 2,443 rights on May 3, 2014 and 2,444 rights on each of May 3, 2015, 2016 and 2017.

(9)	The SAR granted on May 6, 2010, will vest with respect to 2,425 rights on May 6, 2014; the SAR granted on May 5, 2011, will vest with respect to 2,503 rights on May 5, 2014 and 2,504 rights on May 5, 2015; and the SAR granted on April 30, 2012, will vest with respect to 2,959 rights on each of April 30, 2014, 2015 and 2016; and the SAR granted on May 3, 2013, will vest with respect to 1,991 rights on each of May 3, 2014,2015 and 2016 and 1,992 rights on May 3, 2017.

(10)	The SAR granted on May 6, 2010, will vest with respect to 3,450 rights on May 6, 2014; the SAR granted on May 5, 2011, will vest with respect to 2,891 rights on each of May 5, 2014 and 2015; and the SAR granted on April 30, 2012, will vest with respect to 3,581 rights on April 30, 2014, and 3,582 rights on each of April 30, 2015 and 2016; and the SAR granted on May 3, 2013, will vest with respect to 2,172 rights on each of May 3, 2014, 2015 and 2016, and 2,173 rights on May 3, 2017.

Option/Stock Appreciation Right Exercises and Stock Vested

The table below sets forth information with respect to stock options and stock appreciation rights exercised by the named executive officers during 2013 and awards of restricted stock that vested in 2013.

Options and Stock Appreciation Rights Exercised and Stock Vested in 2013

			Number of
	Number of		Shares
	Shares	Value Realized	Acquired on	Value Realized on
	Acquired on	on Exercise	Vesting	Vesting
Name	Exercise (#)	($)(1)	(#)	($)
Anders Gustafsson	97,160	2,503,276	205,337	9,459,876
Michael C. Smiley	0	0	18,820	867,037
Hugh K. Gagnier	29,122	791,245	18,820	867,037
Jim L. Kaput	6,375	134,513	11,960	550,997
Michael H. Terzich	37,572	702,254	17,060	785,954
____________________

(1)	Value calculated as the difference between the market price of the underlying securities on the date of exercise and the exercise or base price of the exercised stock options or stock appreciation rights.

Non-Qualified Deferred Compensation

Pursuant to Zebra’s non-qualified deferred compensation plan, a named executive officer may defer, on a pre-tax basis, up to 80% of his base salary and annual incentive award. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant under the plan. All credited amounts are unfunded general obligations of Zebra, and participants have no greater rights to payment than any unsecured general creditor of Zebra.

The value of a participant’s account changes based upon the performance of a participant’s selected benchmark investment funds. Account balances are paid either in a lump sum or in annual installments. The plan permits payment upon, among other things, a termination of employment or a change in control of Zebra. Zebra does not make contributions to the plan, but pays the costs of administration.

The table below shows the funds available under the plan and the 2013 rates of return.

Fund Name	2013 Rate of Return
American Funds Europac Grw R6 (RERGX)	20.58%
T. Rowe Price International Discovery Fund (PRIDX)	24.37%
T. Rowe Price Dividend Growth Fund (PRDGX)	30.35%
T. Rowe Price Small-Cap Stock Fund (OTCFX)	37.65%
T. Rowe Price Inst. Large Cap Growth (TRLGX)	44.44%

The table below sets forth information regarding the named executive officers’ participation in the plan in 2013.

Nonqualified Deferred Compensation for 2013

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)
Anders Gustafsson	0	0	0	0	0
Michael C. Smiley	0	0	86,755	0	371,800
Hugh K. Gagnier	0	0	16,413	0	53,410
Jim L. Kaput	0	0	0	0	0
Michael H. Terzich	0	0	0	0	0
____________________

(1)	The amount(s) reported in this column are included in the summary compensation table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	The amount(s) reported in this column are not included in the summary compensation table.

Employment Agreements

Zebra has employment agreements with each of the named executive officers. Mr. Gustafsson’s employment agreement is substantially the same as the agreements of Messrs. Smiley, Gagnier, Kaput and Terzich, except as described below.

Messrs. Smiley, Gagnier, Kaput and Terzich. Messrs. Smiley, Gagnier, Kaput and Terzich are entitled to annual base salaries and are eligible to earn targeted annual incentive awards under Zebra’s annual incentive plan. Eligibility to receive equity-based compensation is determined in the sole discretion of the Compensation Committee.

If the officer terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, the officer will be entitled to (i) severance equal to one-year continuation of base salary; (ii) a pro rata portion of his annual incentive for the year in which his employment terminates, if the incentive otherwise would have been earned; (iii) any unpaid previously earned annual incentive; (iv) a severance payment equal to 100% of the officer’s target annual incentive for the year in which employment terminates; (v) outplacement services not to exceed $32,000; and (vi) the continuation of coverage under Zebra’s medical and dental insurance plans, with Zebra contributing to the cost of such coverage at the same rate Zebra pays for health insurance coverage for its active employees under its group health plan, until the earlier of (a) one year after the date of termination, or (b) the officer becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations. “Cause” includes the commission, indictment or conviction of a felony or misdemeanor involving fraud or dishonesty; a material breach of the employment agreement; willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior; failure to materially comply with a direction of the Board; or breach of fiduciary duty to Zebra.

If the officer terminates employment for good reason or Zebra terminates the officer’s employment without cause, and the termination occurs within 120 days immediately preceding or one year following a “change in control,” then the officer will be entitled to all compensation and benefits set forth in the immediately preceding paragraph, except that the officer will receive a payment equal to two times base salary in lieu of one-year salary continuation, plus two times target annual incentive in lieu of one times, which payment would be payable within 60 days following the later of the change in control or termination of employment. A “change in control” includes (1) an acquisition by a person or group of 35% or more of Zebra’s common stock; (2) a change in a majority of the Board within a 24-month period; (3) the approval by our stockholders of a complete liquidation or dissolution of Zebra; or (4) the consummation of a reorganization, merger or consolidation of Zebra or sale or other disposition of all or substantially all of the assets of Zebra. “Good reason” includes a demotion to a lesser position or assignment of duties materially inconsistent with the officer’s position, status or responsibilities; a material breach by Zebra of the employment agreement; or a decrease in base salary (unless applied proportionally).

If payments or benefits exceed the threshold under Section 4999 of the Internal Revenue Code and an excise tax becomes due, the officer would be entitled to a gross-up payment such that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, that if the threshold under Section 4999 is exceeded by 10% or less, the total payments he would be entitled to would be reduced so that no excise tax would be due.

Each officer is bound by non-competition and non-solicitation provisions until two years following termination, except Mr. Gagnier is bound for one year following termination. Each officer has agreed to confidentiality covenants during and after employment.

Mr. Gustafsson. Mr. Gustafsson’s employment agreement provides for a minimum base salary of $700,000, a target annual incentive equal to 100% of salary and a maximum annual incentive equal to 200% of salary. Mr. Gustafsson’s agreement also provides (i) that any decrease in Mr. Gustafsson’s salary permits him to terminate his employment for good reason; and (ii) if Mr. Gustafsson terminates employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will not receive outplacement services, the unvested portion of non-performance-based equity awards will vest immediately (unless otherwise expressly set forth in an award agreement, such as Mr. Gustafsson’s time-vested SAR and restricted stock award agreements granted in 2011, 2012 and 2013), the continuation of his salary will be for a period of two years, and, unless it is otherwise terminated, the continuation of healthcare coverage will be for a period of two years.

Potential Payments upon Termination of Employment or Change in Control

Described below are the potential payments and benefits to which the named executive officers would be entitled from Zebra under their employment agreements, their equity award agreements, and Zebra’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2013. Amounts actually received would vary based on factors such as the date on which a named executive officer’s employment terminates and the price of our common stock on such date. The tables exclude payments and benefits that are provided on a non-discriminatory basis to full-time salaried employees, such as accrued salary and vacation pay. The named executive officers are not entitled to any payments or benefits as a result of a termination of employment for cause.

Retirement or Voluntary Resignation

				Accelerated	Accelerated
	Salary	Incentive	Earned	Options and	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)	Stock ($)	Total ($)(2)
Anders Gustafsson	0	0	0	0	0	0
Michael C. Smiley	0	0	0	0	0	0
Hugh K. Gagnier	0	0	0	0	0	0
Jim L. Kaput	0	0	0	0	0	0
Michael H. Terzich	0	0	0	0	0	0

____________________

(1)	Under the 2013 annual incentive plan, a participant may be paid any earned incentive award amount in the event of termination by reason of retirement, but not voluntary resignation. None of the named executive officers was eligible for retirement under the 2013 annual incentive plan.

(2)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Death or Disability

					Accelerated
	Salary	Incentive	Earned	Accelerated	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)(2)	Stock ($)(3)	Total ($)(4)
Anders Gustafsson	0	0	691,152	1,309,310	4,902,731	6,643,987
Michael C. Smiley	0	0	247,260	440,088	1,665,285	2,352,633
Hugh K. Gagnier	0	0	209,743	434,289	1,618,344	2,262,376
Jim L. Kaput	0	0	175,803	262,280	1,280,885	1,718,968
Michael H. Terzich	0	0	189,808	396,820	1,470,652	2,057,280
____________________

(1)	Under the 2013 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination of employment by reason of death or disability. The amount assumes termination of employment at year end and is based on actual performance.

(2)	Time-vested SARs accelerate vesting in full, except that Mr. Gustafsson’s 2013, 2012, 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the difference between the exercise price of each SAR and the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013 for the following number of in-the-money SARs: Mr. Gustafsson – 90,657; Mr. Smiley – 30,793 Mr. Gagnier – 29,925; Mr. Kaput – 23,685; and Mr. Terzich – 27,194.

(3)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2013, 2012, 2011 and 2010 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards granted in 2013, 2012 and 2011, the target number of shares accelerates, except that Mr. Gustafsson’s 2013, 2012 and 2011 performance-vested restricted stock awards vest at target in a pro rata amount based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013, for the following number of shares of restricted stock: Mr. Gustafsson
	–	90,657 shares; Mr. Smiley – 32,542 shares; Mr. Gagnier – 31,674 shares; Mr. Kaput – 25,084 shares; and Mr. Terzich
	–	28,810 shares.

(4)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for Good Reason

						Medical,
	Salary	Incentive	Earned		Accelerated	Dental,
	Severance	Severance	Incentive	Accelerated	Restricted	Outplacement
Name	($)(1)	($)(1)	($)(2)	SARs ($)(3)	Stock ($)(4)	($)(5)	Total ($)(6)
Anders Gustafsson	1,600,000	800,000	691,152	2,418,525	4,902,731	18,422	10,430,830
Michael C. Smiley	381,600	248,040	247,260	0	1,491,040	46,271	2,414,211
Hugh K. Gagnier	373,500	224,100	209,743	0	1,444,098	45,983	2,297,424
Jim L. Kaput	323,000	193,800	175,803	0	1,148,443	46,271	1,887,317
Michael H. Terzich	338,000	202,800	189,808	0	1,310,358	45,949	2,086,915
____________________

(1)	The named executive officers are entitled to severance equal to salary for one year and one times target incentive, except Mr. Gustafsson, who is entitled to salary for two years and one times target incentive.

(2)	Under the 2013 annual incentive plan, and in accordance with the named executive officers’ employment agreements, the named executive officer may be paid an earned incentive award amount in the event of termination by Zebra without cause or termination by the named executive officer for good reason. The amount assumes termination of employment at year end and is based on actual performance.

(3)	Mr. Gustafsson’s 2013, 2012, 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. At December 31, 2013, 126,091 in-the-money SARs held by Mr. Gustafsson would have accelerated vesting. The amount reflects the difference between the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013 and the base price of each SAR.

(4)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2013, 2012, 2011 and 2010 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards granted in 2011 and 2012, the vested number of shares of restricted stock has been determined in accordance with the performance-based vesting goals. Because only one year of the three-year performance period ending December 31, 2015 has been completed as of December 31, 2013, the 2013 performance-vested restricted stock awards are reflected in the table at target. Mr. Gustafsson’s 2013, 2012 and 2011 performance-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013 for the following number of shares of restricted stock: Mr. Gustafsson – 90,657 shares; Mr. Smiley – 27,571 shares; Mr. Gagnier – 26,703 shares; Mr. Kaput – 21,236 shares; and Mr. Terzich – 24,230 shares.

(5)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(6)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for
Good Reason Concurrently with a Change in Control (1)

						Medical,
	Salary	Incentive	Earned			Dental,
	Severance	Severance	Incentive	Accelerated	Restricted	Outplacement	Excise Tax
Name	($)(2)	($)(2)	($)(3)	SARs ($)(4)(5)	Stock ($)(4)(6)	($)(7)	Gross Up ($)(8)	Total ($)(9)
Anders
Gustafsson	1,600,000	1,600,000	691,152	3,373,581	7,488,025	18,422	4,045,916	18,817,096
Michael C.
Smiley	763,200	496,080	247,260	440,088	1,665,285	46,271	1,204,503	4,862,687
Hugh K.
Gagnier	747,000	448,200	209,743	434,289	1,618,344	45,983	0	3,503,559
Jim L.
Kaput	646,000	387,600	175,803	325,847	1,280,885	46,271	0	2,908,677
Michael H.
Terzich	676,000	405,600	189,808	396,820	1,470,652	45,949	971,544	4,156,373
____________________

(1)	The named executive officers are entitled to the severance amounts and earned incentive award, if any, if Zebra terminates the named executive officers’ employment without cause or the named executive officers terminate employment for good reason within 120 days before or one year after a change in control, commonly referred to as a “double trigger.” The meanings of change in control, good reason and cause are set forth under “Employment Agreements” above.

(2)	The named executive officers are entitled to severance equal to two times salary and target incentive.

(3)	Under the 2013 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination by Zebra without cause or, in accordance with the named executive officers’ employment agreements, termination by the named executive officer for good reason in the event of a change in control. The amount assumes termination of employment at year end and is based on actual performance.

(4)	Under the 2011 Long-Term Incentive Plan (“2011 LTIP”), and beginning with equity awards to the named executive officers in 2012, if pursuant to a change in control of Zebra effective December 31, 2013 stockholders receive consideration consisting solely of publicly traded common stock and outstanding equity awards are assumed or provision is made for the continuation of these awards after the change in control, then such awards will continue in accordance with their terms. These awards, however, also provide that if the participant’s employment is terminated by the participant for good reason or by Zebra without cause during the one-year period after the change in control, then vesting of the awards will accelerate. Because Securities and Exchange Commission rules require that we assume a termination of employment occurs concurrently with a change in control, the amounts set forth in the table includes equity awards that under the 2011 LTIP contain “double trigger” acceleration provisions.

(5)	The following number of unvested in-the-money SARs held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2013: Mr. Gustafsson – 173,143; Mr. Smiley – 32,211; Mr. Gagnier – 31,487; Mr. Kaput – 24,274; and Mr. Terzich – 28,666. The amounts reflect the difference between the $54.08 closing of our common stock on The NASDAQ Stock Market on December 31, 2013 and the base price of each SAR.

(6)	The following total number of unvested shares of restricted stock held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2013: Mr. Gustafsson – 160,169; Mr. Smiley – 30,793; Mr. Gagnier – 29,925; Mr. Kaput – 23,685; and Mr. Terzich – 27,194. For performance-vested restricted stock awards granted in 2011, the vested number of shares of restricted stock has been determined in accordance with the performance-based vesting goals, except for Mr. Gustafsson, whose 2011 award vests at target. Performance-vested restricted stock awards granted in 2012 and 2013 vest at the target number of shares. The amounts reflect the $54.08 closing price of our common stock on The NASDAQ Stock Market on December 31, 2013.

(7)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(8)	Represents estimated tax gross ups on severance, accelerated options, SARs and restricted stock, and healthcare and dental benefits.

(9)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Equity Compensation Plan Information

The following table provides information related to Zebra’s equity compensation plans as of December 31, 2013.

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	2,355,299 (1)	$39.01	5,546,117 (2)
Equity Compensation Plans Not Approved by

Security Holders	3,262 (3)	$3.52 (3)	0

Total	2,358,561	$38.96	5,546,117

____________________

(1)	Reflects shares of Zebra common stock issuable pursuant to outstanding options and stock appreciation rights under the 1997 Stock Option Plan, 2006 Incentive Compensation Plan, 2002 Non-Employee Director Stock Option Plan and 2011 Long-Term Incentive Plan.

(2)	Reflects the number of shares available under the 2011 Long-Term Incentive Plan (“LTIP”) 4,212,339 shares) and 2011 Employee Stock Purchase Plan 1,333,778 shares). All of the shares under the LTIP are available for any award made under the LTIP, including options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

(3)	Reflects shares issuable pursuant to outstanding options under the WhereNet Corp. 1997 Stock Option Plan. Zebra granted these options upon conversion of WhereNet options when Zebra acquired WhereNet Corp.

Compensation Committee Interlocks and Insider Participation

Only independent directors served on the Compensation Committee during 2013. Dr. Potter is the Chair of the Compensation Committee, and Ms. Roberts and Messrs. Keyser and Smith are members. None of them (i) has ever been an officer or other employee of Zebra or (ii) has any relationship requiring disclosure under Item 404 of the Security and Exchange Commission’s Regulation S-K. No executive officer of Zebra served in 2012 on the compensation committee or similar body of any organization that determined compensation payable to any member of the Compensation Committee.

Proposal 2

Advisory Vote to Approve Compensation of Named Executive Officers

Zebra is seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. This is known as a “say-on-pay” proposal. At Zebra’s 2013 annual meeting of stockholders, the proposal was approved by 94.6% of the votes cast for or against the proposal. At the 2011 annual meeting, our stockholders indicated a preference of holding an annual say on pay vote.

We ask our stockholders to approve the following resolution:

“Resolved, that the compensation of the named executive officers of Zebra Technologies Corporation, as disclosed pursuant to Item 402 of Regulation S-K, as described in and including the Executive Summary-Compensation Discussion and Analysis, Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is approved by the stockholders of Zebra.”

As described in detail under “Executive Summary - Compensation Discussion and Analysis” and “Compensation Discussion and Analysis,” our total rewards and executive compensation programs are designed to attract, retain, motivate, develop and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate and individual goals, and the realization of increased stockholder value.

Our Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee also regularly reviews its own processes to ensure alignment with its charter and recent regulatory requirements. This review includes such topics as peer review analysis, total rewards philosophy, Compensation Committee charter review and a compensation risk assessment.

We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement. This proposal gives you the opportunity to express your view on the compensation of our named executive officers. This stockholder vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We ask you to vote “FOR” the approval of the resolution included above.

This vote is advisory, and therefore not binding on Zebra, our Compensation Committee, or our Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the results of the vote, as appropriate, in making future decisions regarding the compensation of our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers.

Report of the Audit Committee

The Audit Committee of Zebra’s Board of Directors is comprised of four directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Mr. Smith, Chair, and Messrs. Ludwick, Modruson and Manire. The Board elected Mr. Modruson to the Board and Audit Committee in February 2014. As such, Mr. Modruson did not participate in the activities and actions described below.

The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that Zebra’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by applicable accounting standards. The Audit Committee received the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountants’ independence.

The Audit Committee recommended that the Board of Directors include the audited financial statements of Zebra in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. This recommendation was based on the Audit Committee’s review and discussions with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee

Michael A. Smith, Chair
Andrew K. Ludwick
Ross W. Manire

Fees of Independent Auditors

Ernst & Young LLP acted as the principal independent auditor for Zebra during 2013 and 2012. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee pre-approves all audit, audit-related, tax and permitted non-audit services performed for Zebra by its independent auditors. In 2013 and 2012, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No impermissible non-audit services were rendered by Ernst & Young LLP to Zebra in 2013 or 2012.

For 2013, fees for audit, audit-related and tax compliance and tax preparation services were $1,756,781, while fees for non-audit services, including tax advice, tax planning, and tax consulting services, were $1,136,443. For 2012, fees for audit, audit-related and tax compliance and tax preparation services were $1,646,828, while fees for non-audit services, including tax advice, tax planning, and tax consulting services, were $1,562,061. The primary component of the 2012 fees for non-audit services was $1,492,000 for tax advice and consulting relating to the reorganization of Zebra’s international holding company structure to consolidate ownership of significant foreign affiliates and facilitate the funding of acquisitions. Absent this significant one-time organizational restructuring, 2012 non-audit fees would have been $70,061.

Zebra paid Ernst & Young LLP the following fees and expenses for services provided for the years ended December 31, 2013 and 2012:

Fees	2013	2012
Audit Fees (1)	$1,359,608	$1,321,300
Audit-Related Fees	346,855	75,235
Tax Fees (2)	1,186,761	1,812,354
All Other Fees	—	—
Total	$2,893,224	$3,208,889

____________________

(1)	Consists of fees for the audit of Zebra’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2013 and 2012 audits of internal control over financial reporting.

(2)	For 2013, tax compliance and tax preparation fees were $50,318 and tax advice, tax planning and tax consulting fees were $1,136,443. For 2012, tax compliance and tax preparation fees were $250,293 and tax advice, tax planning and tax consulting fees were $1,562,061, of which $1,492,000 related to Zebra’s international holding company restructuring.

Proposal 3

Ratification of Appointment of Independent Auditors

The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of Zebra’s financial statements for the year ending December 31, 2014.

The Board wants to give stockholders the opportunity to express their opinions on the matter of auditors for Zebra, and, accordingly, is submitting a proposal to ratify the Audit Committee’s appointment of Ernst & Young. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Ernst & Young.

Zebra expects that representatives of Ernst & Young will be present at the meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2014.

Executive Officers

The following information identifies and gives other information about our executive officers, other than Anders Gustafsson, our CEO, and Gerhard Cless, our Executive Vice President, about whom information is given above under “Proposal 1- Election of Directors.”

Michael Cho, age 45, Senior Vice President, Corporate Development. Mr. Cho joined Zebra in 2010 as Vice President, Strategy. From 2008 to 2010 he served as Vice President, Business Development, of the Healthcare division of Amcor Limited, a global packaging company. Prior to that, Mr. Cho served from 2007 to 2008 as Vice President, Business Development of CommScope Inc., a global communications solutions company. From 2005 to 2007, Mr. Cho served as Vice President, Business Development of the Antenna & Cable Products Group at Andrew Corporation, which he joined in 2004 as Director, Corporate Development & Strategy. From 1999 to 2004 Mr. Cho was a consultant with McKinsey & Company. Mr. Cho received an MBA from Harvard Business School and a BS in Finance from the University of Illinois at Urbana-Champaign.

Terrance L. Collins, age 49, joined Zebra in 2013 as Senior Vice President, Human Resources. From 2006 to 2013 he served as Vice President of Human Resources for IDEX Corporation, a global diversified industrial manufacturer specializing in highly engineered products and services. During his tenure, Mr. Collins led the HR function for the Health & Science Technologies Segment, the Fluid & Metering Technologies Segment and Emerging Markets. From 2002 to 2006, Mr. Collins served as the Sr. Vice President of Human Resources for AmSan LLC, a private-equity backed distribution company. Mr. Collins received a BS Degree in Business Administration from Towson University.

Hugh K. Gagnier, age 58, Senior Vice President, Operations. Mr. Gagnier served as Senior Vice President, Operations of our Specialty Printer Group from 2006 to 2011. Mr. Gagnier joined Zebra as Vice President and General Manager upon Zebra’s merger with Eltron International, Inc. in 1998. At Eltron, he was President and Chief Operating Officer. Mr. Gagnier received a BS degree in Mechanical Engineering from the University of Southern California.

Philip Gerskovich, age 57, Senior Vice President, New Growth Platforms. Mr. Gerskovich joined Zebra as Senior Vice President, Corporate Development, in 2005. Previously, Mr. Gerskovich was Corporate Vice President and General Manager of New Business, Commercial Printing Division for Eastman Kodak Company, a provider of photographic and imaging products and services, from 2004 until he joined Zebra. From 1999 to 2003, he was Corporate Vice President and Chief Operating Officer, Digital and Applied Imaging, at Kodak. Mr. Gerskovich received a BS degree in Computer Engineering from the University of Illinois.

Jim Kaput, age 53, became Senior Vice President, General Counsel and Corporate Secretary in 2009. From 2008-2009, he served as Counsel to the Chairman of the Securities and Exchange Commission. Mr. Kaput was Senior Vice President and General Counsel of The ServiceMaster Company, a consumer services company, from 2000 to 2007. Mr. Kaput received his JD from Cornell University School of Law and his BS from The University of Pennsylvania.

Todd R. Naughton, age 51, became Vice President, Finance in 2007 and serves as our Chief Accounting Officer. Mr. Naughton was Corporate Controller for Zebra from 1999, when he joined Zebra, until he became Vice President and Controller of Zebra in 2000, a position he held until 2007. Mr. Naughton received a BS degree in Accounting from the University of Illinois at Urbana-Champaign, and an MBA from the University of Chicago. He is a certified public accountant.

Michael C. Smiley, age 54, became Chief Financial Officer in 2008. From 2004 until joining Zebra, he served Tellabs, Inc., a provider of telecommunications networking products, as general manager of the Tellabs Denmark A/S unit. From 2002 to 2004, he held various finance and operations executive positions at Tellabs including interim chief financial officer, vice president, international finance, and treasurer. Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument. Mr. Smiley also serves as a member of the Board of Directors of Twin Disc, Incorporated, a publicly traded international manufacturer and worldwide distributor of heavy-duty off-highway and marine power transmission equipment and related products. Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago.

Michael H. Terzich, age 52, Senior Vice President, Global Sales and Marketing. Mr. Terzich served as Senior Vice President, Global Sales and Marketing of our Specialty Printer Group from 2006 to 2011. From 2003 until 2006 he served as Zebra’s Senior Vice President, Office of the CEO, and from 2001 until 2003, as Vice President and General Manager, Tabletop and Specialty Printers. Since joining Zebra in 1992, Mr. Terzich has held a variety of positions of increasing responsibility including Vice President and General Manager, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Mr. Terzich earned his BS degree in Marketing from the University of Illinois - Chicago and an MBA from Loyola University of Chicago.

The Board of Directors approves the appointment of Zebra’s executive officers. There are no family relationships among any of our directors or executive officers.

Ownership of Our Common Stock

This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 24, 2014, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the named executive officers and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each individual or entity included in the table below has sole voting and investment power over the shares, except as described below.

Name and Address	Number		% of Shares (1)
More than 5% Stockholders
Blackrock, Inc.	3,459,117	(2)	6.9%
Royce & Associates, LLC	3,329,681	(4)	6.6%
Neuberger Berman Group LLC	3,247,620	(3)	6.4%
The Vanguard Group, Inc.	3,146,171	(5)	6.2%
Directors and Executive Officers
Gerhard Cless	1,761,406	(6)	3.5%
Anders Gustafsson	598,996	(7)	1.2%
Richard L. Keyser	51,061	(7)	*
Andrew K. Ludwick	59,061	(7)	*
Ross W. Manire	45,061	(7)	*
Frank Modruson	515	(7)	*
Robert J. Potter	44,886	(7)	*
Janice Roberts	1,850		*
Michael A. Smith	65,911	(7)	*
Hugh K. Gagnier	145,465	(7)	*
Jim L. Kaput	46,697	(7)	*
Michael C. Smiley	118,246	(7)	*
Michael H. Terzich	96,972	(7)	*
All Executive Officers and Directors as a group (17 persons)	3,253,697	(7)	6.5%
____________________

* Less than one percent.

(1)	Based on 50,472,165 shares of common stock outstanding on March 24, 2014.

(2)	Blackrock, Inc. is a holding company located at 40 East 52nd Street, New York, New York 10022. According to Amendment No. 2 to its Schedule 13G filed on January 31, 2014, as of December 31, 2013, Blackrock had sole voting and investment power as to all shares listed in the table.

(3)	Neuberger Berman Group LLC is a holding company located at 605 Third Avenue, New York, New York 10158. According to Amendment 5 to its Schedule 13G filed on February 13, 2014, the shares are beneficially owned by Neuberger Berman Group LLC., Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds LLC. Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-advisor and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds. Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 3,241,320 shares, and shared dispositive power with respect to 3,247,620 shares; Neuberger Berman Management LLC has shared voting and dispositive power with respect to 2,941,053 shares; and Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,612,824 shares.

(4)	Royce & Associates, LLC is an investment advisor located at 745 Fifth Avenue, New York, NY 10151. According to Amendment No. 2 to its Schedule 13G filed on January 17, 2014, as of December 31, 2013, Royce had sole voting and investment power as to all shares listed in the table.

(5)	The Vanguard Group, Inc. is an investment advisor located at 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. According to Amendment No. 2 to its Schedule 13G filed on February 12, 2014, as of December 31, 2013, Vanguard had sole voting power with respect to 31,692 shares, sole dispositive power with respect to 3,117,879 shares, and shared dispositive power with respect to 28,292 shares.

(6)	Includes 203,273 shares held directly by Mr. Cless; 243,093 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary; 189,000 shares held by a foundation of which each of Mr. and Mrs. Cless are directors; 1,063,327 shares held by irrevocable trusts of which Mr. Cless is the beneficiary and Mr. Cless or Mrs. Cless is the trustee; and 62,713 shares held directly by Mrs. Cless.

(7)	Includes shares of common stock that may be acquired by May 23, 2014 upon exercise of stock options and stock appreciation rights as follows: Mr. Gustafsson – 299,046 shares; Mr. Keyser – 37,240 shares; Mr. Ludwick – 43,240 shares; Mr. Manire – 33,240 shares; Dr. Potter – 33,240 shares; Mr. Smith – 33,240 shares; Mr. Gagnier – 102,298 shares; Mr. Kaput – 20,267 shares; Mr. Smiley – 75,719 shares; Mr. Terzich – 45,576 shares; and directors and executive officers as a group – 746,097.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten percent stockholders to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed in a timely manner.

Stockholder Proposals and Other Business

We expect the 2015 Annual Meeting of Stockholders to be held on or about May 14, 2015. To be considered for inclusion in our proxy materials for the 2015 annual meeting, a stockholder proposal must be received at our principal executive offices at 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069 by December 16, 2014. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. A stockholder proposal or nomination intended to be brought before the 2015 annual meeting must be delivered to the Corporate Secretary no earlier than January 15, 2015, and no later than February 14, 2015. All proposals and nominations should be directed to our Corporate Secretary, Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

The Board and our management have not received notice of and are not aware of any business to come before the 2014 annual meeting other than the proposals we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

We have mailed our 2013 Annual Report to Stockholders in connection with this proxy solicitation, which includes our Annual Report on Form 10-K. If you would like another copy of our 10-K, excluding certain exhibits, please contact the Chief Financial Officer at the following address: Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, Illinois 60069.

ZEBRA TECHNOLOGIES CORPORATION
475 HALF DAY ROAD, SUITE 500
LINCOLNSHIRE, IL 60069

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information prior to 11:59 PM Eastern Time on May 14, 2014. Please have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Zebra in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions prior to 11:59 PM Eastern Time on May 14, 2014. Please have your proxy card available when you call and then follow the instructions

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69594-P48840 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

ZEBRA TECHNOLOGIES CORPORATION		For	Withhold	For All
		All	All	Except
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees:

Class II (term to expire 2016) 01) Frank B. Modruson Class III (term to expire 2017) 02) Anders Gustafsson 03) Andrew K. Ludwick 04) Janice M. Roberts
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposals:

2.	Proposal to approve, by non-binding vote, compensation of named executive officers.	☐	☐	☐

3.	Proposal to ratify Ernst & Young LLP as Independent Auditors.	☐	☐	☐

For address changes and/or comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please do not vote by more than one method. Your vote last received will be your official vote. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 15, 2014:
Zebra's Proxy Statement for the 2014 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2013, are available at: https://materials.proxyvote.com/989207.

M69595-P48840

ZEBRA TECHNOLOGIES CORPORATION

Revocable Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 15, 2014, AND AT ANY ADJOURNMENT THEREOF.

The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation, hereby appoints Douglas A. Fox and Jim L. Kaput as proxies for the undersigned, and each of them, with full power of substitution, to attend the Annual Meeting of Stockholders to be held at the Zebra headquarters building at 475 Half Day Road, Lincolnshire, Illinois in the main floor conference room, on Thursday, May 15, 2014, at 10:30 a.m., Central Time, or any adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned.

NOTE: The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for director, "FOR" proposals 2 and 3, and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Zebra prior to the meeting or by filing with the Secretary of Zebra prior to the meeting, a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of Zebra on a form provided at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Zebra called for May 15, 2014 and of the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 15, 2014.

Zebra's Proxy Statement for the 2014 Annual Meeting of Stockholders and the Annual Report to
Stockholders for the year ended December 31, 2013, are available at: https://materials.proxyvote.com/989207.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued on reverse side)